Exhibit 99-2

Exelon Corporation and Subsidiary Companies Financial Statements and Supplementary Data

                        Report of Independent Accountants

To the Shareholders and Board of Directors of Exelon Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and changes in shareholders' equity and comprehensive income present fairly, in all material respects, the financial position of Exelon Corporation and Subsidiary Companies (Exelon) at December 31, 2001 and December 31, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Exelon's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, Exelon acquired Unicom Corporation on October 20, 2000 in a business combination accounted for under the purchase method of accounting. The results of Unicom Corporation are included in the consolidated financial statements since the acquisition date.

As discussed in Note 6 to the consolidated financial statements, Exelon changed its method of accounting for nuclear outage costs in 2000.

As discussed in Note 1 to the consolidated financial statements, Exelon changed its method of accounting for derivative instruments and hedging activities effective January 1, 2001.

As discussed in Note 2 to the consolidated financial statements, Exelon restated its financial statements to correct deferred income taxes associated with unrealized losses on nuclear decommissioning trust fund securities and to reflect Exelon's share of other comprehensive income in certain equity investees.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

January 29, 2002, except for Note 26 for which the date is March 1, 2002 and except for Note 2 for which the date is October 18, 2002.

Consolidated Statements of Income
Exelon Corporation and Subsidiary Companies

                                                                         For the Years Ended December 31,
                                                               -------------------------------------------
in millions, except per share data                                   2001            2000            1999
----------------------------------------------------------------------------------------------------------
Operating Revenues                                               $ 15,140         $ 7,499        $  5,478
Operating Expenses
  Fuel and Purchased Power                                          5,313           2,606           2,152
  Operating and Maintenance                                         4,393           2,310           1,454
  Merger-Related Costs                                                 --             276              --
  Depreciation and Amortization                                     1,449             458             237
  Taxes Other Than Income                                             623             322             262
----------------------------------------------------------------------------------------------------------
Total Operating Expenses                                           11,778           5,972           4,105
----------------------------------------------------------------------------------------------------------
Operating Income                                                    3,362           1,527           1,373
----------------------------------------------------------------------------------------------------------
Other Income and Deductions
  Interest Expense, net of amounts capitalized                     (1,107)           (608)           (396)
  Distributions on Preferred Securities of Subsidiaries               (49)            (24)            (33)
  Equity in Earnings (Losses) of Unconsolidated Affiliates             62             (41)            (38)
  Other, Net                                                           79              53              59
----------------------------------------------------------------------------------------------------------
   Total Other Income and Deductions                               (1,015)           (620)           (408)
----------------------------------------------------------------------------------------------------------
Income Before Income Taxes, Extraordinary Items and
  Cumulative Effect of Changes in Accounting
Principles                                                          2,347             907             965
Income Taxes                                                          931             341             358
----------------------------------------------------------------------------------------------------------
Income Before Extraordinary Items and Cumulative Effects
  of Changes in Accounting Principles                               1,416             566             607
Extraordinary Items (net of income taxes of $2, and
  $25 for 2000, and 1999, respectively)                                --              (4)            (37)
Cumulative Effect of Changes in Accounting
  Principles (net of income taxes of $8 and $16 in
  2001 and 2000, respectively)                                         12              24              --
----------------------------------------------------------------------------------------------------------
Net Income                                                       $  1,428         $   586        $    570
==========================================================================================================
Average Shares of Common Stock Outstanding                            320             202             196
==========================================================================================================
Earnings Per Common Share:
    Basic:
    Income Before Extraordinary Items and Cumulative
      Effect of Changes in Accounting Principles                 $   4.42         $  2.81        $   3.10
    Extraordinary Items                                                --           (0.02)          (0.19)
    Cumulative Effect of Changes in Accounting Principles            0.04            0.12              --
----------------------------------------------------------------------------------------------------------
    Net Income                                                   $   4.46         $  2.91        $   2.91
==========================================================================================================
    Diluted:
    Income Before Extraordinary Items and Cumulative
      Effect of Changes in Accounting Principles                 $   4.39         $  2.77        $   3.08
    Extraordinary Items                                                --           (0.02)          (0.19)
    Cumulative Effect of Changes in
      Accounting Principles                                          0.04            0.12              --
----------------------------------------------------------------------------------------------------------
    Net Income                                                   $   4.43         $  2.87        $   2.89
==========================================================================================================
Dividends Per Common Share                                       $   1.82         $  0.91        $   1.00
==========================================================================================================


See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
Exelon Corporation and Subsidiary Companies

                                                                         For the Years Ended December 31,
                                                                 ------------------------------------------
in millions                                                          2001            2000            1999
----------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net Income                                                     $  1,428         $   586       $     570
  Adjustments to reconcile Net Income to Net
   Cash Flows provided by Operating Activities:
    Depreciation and Amortization                                   1,834             607             358
    Extraordinary Items (net of income taxes)                          --               4              37
    Cumulative Effects of Changes in Accounting
     Principles (net of income taxes)                                 (12)            (24)             --
    Provision for Uncollectible Accounts                              145              89              59
    Deferred Income Taxes                                             (68)            193               7
    Merger-Related Costs                                               --             276              --
    Employee Severance Costs                                           46              --              --
    Deferred Energy Costs                                              29             (79)             23
    Equity in (Earnings) Losses of Unconsolidated Affiliates          (62)             41              38
    Net Realized Losses on Nuclear
     Decommissioning Trust Funds                                      127              --              --
    Other Operating Activities                                         20            (169)              6
  Changes in Working Capital:
    Accounts Receivable                                               257            (445)           (159)
    Repurchase of Accounts Receivable                                  --             (50)           (150)
    Inventories                                                       (33)             49             (43)
    Accounts Payable, Accrued Expenses & Other Current Liabilities   (129)             (2)            149
    Other Current Assets                                               33              20             (12)
----------------------------------------------------------------------------------------------------------
Net Cash Flows provided by Operating Activities                     3,615           1,096             883
----------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
   Investment in Plant                                             (2,041)           (752)           (491)
   Unicom Merger Consideration                                         --            (507)             --
   Proceeds from Direct Financing Leases                               --           1,228              --
   Investment in Sithe Energies, Inc.                                  --            (704)             --
   InfraSource Acquisitions                                           (30)           (245)           (222)
   Investments in and Advances to Joint Ventures                       --              --            (118)
   Proceeds from Nuclear Decommissioning Trust Funds                1,624             265              69
   Investment in Nuclear Decommissioning Trust Funds               (1,863)           (380)            (95)
   Other Investing Activities                                         (82)           (108)            (29)
----------------------------------------------------------------------------------------------------------
Net Cash Flows used in Investing Activities                        (2,392)         (1,203)           (886)
----------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
   Issuance of Long-Term Debt, net of issuance costs                2,270           1,021           4,170
   Common Stock Repurchases                                            --            (501)         (1,693)
   Retirement of Long-Term Debt                                    (1,860)           (665)         (1,343)
   Change in Short-Term Debt                                       (1,013)             10            (388)
   Redemption of Preferred Securities of Subsidiaries                 (17)            (19)           (258)
   Dividends on Common Stock                                         (583)           (157)           (196)
   Change in Restricted Cash                                          (58)           (140)           (174)
   Proceeds from Employee Stock Plans                                  39              67              19
   Capital Lease Payments                                              --              --            (139)
   Other Financing Activities                                         (42)            (11)             11
----------------------------------------------------------------------------------------------------------
Net Cash Flows provided by (used in) Financing Activities          (1,264)           (395)              9
----------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents                      (41)           (502)              6
Cash and Cash Equivalents at beginning of period                      526              54              48
Cash Acquired in Unicom Merger                                         --             974              --
----------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at end of period                       $    485         $   526       $      54
==========================================================================================================


See Notes to Consolidated Financial Statements

Exelon Corporation and Subsidiary Companies
Consolidated Balance Sheets

                                                                                          at December 31,
                                                                           ----------------------------------------
in millions                                                                         2001             2000
                                                                              (Restated)
                                                                           (See Note 2.)
-------------------------------------------------------------------------------------------------------------------
Assets
Current Assets
  Cash and Cash Equivalents                                                     $    485        $     526
  Restricted Cash                                                                    372              314
  Accounts Receivable, net
   Customer                                                                        1,687            2,137
   Other                                                                             472              371
  Inventories, at average cost
   Fossil Fuel                                                                       222              157
   Materials and Supplies                                                            249              297
  Deferred Income Taxes                                                               23               62
  Other                                                                              272              287
-------------------------------------------------------------------------------------------------------------------
   Total Current Assets                                                            3,782            4,151
-------------------------------------------------------------------------------------------------------------------

Property, Plant and Equipment, net                                                13,742           12,936

Deferred Debits and Other Assets
  Regulatory Assets                                                                6,423            7,135
  Nuclear Decommissioning Trust Funds                                              3,165            3,109
  Investments                                                                      1,623            1,546
  Goodwill, net                                                                    5,335            5,186
  Other                                                                              708              723
-------------------------------------------------------------------------------------------------------------------
   Total Deferred Debits and Other Assets                                         17,254           17,699
-------------------------------------------------------------------------------------------------------------------
Total Assets                                                                    $ 34,778        $  34,786
-------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity

Current Liabilities
  Notes Payable                                                                 $    360        $   1,373
  Long-Term Debt Due Within One Year                                               1,406              908
  Accounts Payable                                                                   964            1,193
  Accrued Expenses                                                                 1,182              989
  Other                                                                              505              530
-------------------------------------------------------------------------------------------------------------------
   Total Current Liabilities                                                       4,417            4,993
-------------------------------------------------------------------------------------------------------------------

Long-Term Debt                                                                    12,876           12,958

Deferred Credits and Other Liabilities
  Deferred Income Taxes                                                            4,388            4,409
  Unamortized Investment Tax Credits                                                 316              330
  Nuclear Decommissioning Liability for Retired Plants                             1,314            1,301
  Pension Obligations                                                                334              416
  Non-Pension Postretirement Benefits Obligation                                     847              817
  Spent Nuclear Fuel Obligation                                                      843              810
  Other                                                                              728              907
-------------------------------------------------------------------------------------------------------------------
   Total Deferred Credits and Other Liabilities                                    8,770            8,990
-------------------------------------------------------------------------------------------------------------------

Preferred Securities of Subsidiaries                                                 613              630

Commitments and Contingencies

Shareholders' Equity
  Common Stock                                                                     6,930            6,890
  Deferred Compensation                                                               (2)              (7)
  Retained Earnings                                                                1,200              332
  Accumulated Other Comprehensive Income                                             (26)              --
-------------------------------------------------------------------------------------------------------------------
   Total Shareholders' Equity                                                      8,102            7,215
-------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                      $ 34,778        $  34,786
-------------------------------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Shareholders' Equity Exelon Corporation and Subsidiary Companies (Restated. See Note 2.)


                                                                                                         Accumulated
                                                                                                               Other           Total
                                                        Common      Deferred    Retained    Treasury   Comprehensive   Shareholders'
Dollars in millions, shares in thousands     Shares      Stock  Compensation    Earnings      Shares          Income          Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                  224,684   $  3,558     $    --     $   (501)    $     --        $     --       $  3,057
Net Income                                                  --          --          570           --              --            570
Long-Term Incentive Plan Issuances              670         19          (5)          15           --              --             29
Amortization of Deferred Compensation                       --           2           --           --              --              2
Common Stock Dividends                                      --          --         (196)          --              --           (196)
Common Stock Repurchases                                    --          --           12       (1,705)             --         (1,693)
Other Comprehensive Income,
     net of income taxes of $3                              --          --           --           --               4              4
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                  225,354   $  3,577     $    (3)    $   (100)    $ (1,705)       $      4        $ 1,773
Net Income                                                  --          --          586           --              --            586
Long-Term Incentive Plan Issuances              563         67          (9)           8            7              --             73
Shares Issued to Acquire Unicom             147,963      5,310          --           --           --              --          5,310
Merger Consideration-Stock Options                         111          --           --           --              --            111
Amortization of Deferred Compensation                       --           5           --           --              --              5
Common Stock Dividends                                      --          --         (157)          --              --           (157)
Common Stock Repurchases                                    --          --           (5)        (496)             --           (501)
Stock Option Exercises                                      --          --           --           19              --             19
Cancellation of Treasury Shares             (54,875)    (2,175)         --           --        2,175              --             --
Other Comprehensive Income,
     net of income taxes of $(3)                            --          --           --           --              (4)            (4)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                  319,005   $  6,890     $    (7)    $    332     $     --        $     --        $ 7,215
Net Income                                                  --          --        1,428           --              --          1,428
Long-Term Incentive Plan Issuances            1,864         32          --           23           --              --             55
Employee Stock Purchase Plan Issuances          138          6          --           --           --              --              6
Merger Consideration-Stock Options                           2          --           --           --              --              2
Amortization of Deferred Compensation                       --           5           --           --              --              5
Common Stock Dividends                                      --          --         (583)          --              --           (583)
Reclassified Net Unrealized Losses on
     Marketable Securities, net of income
     taxes of $22                                           --          --           --           --             (23)           (23)
Other Comprehensive Income, net of income
     tax benefit of $112                                    --          --           --           --             (3)             (3)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                  321,007   $  6,930     $    (2)    $  1,200     $     --        $    (26)       $ 8,102
====================================================================================================================================

Consolidated Statements of Comprehensive Income Exelon Corporation and Subsidiary Companies

                                                                                For the Years Ended December 31,
                                                                               ----------------------------------
in millions                                                                      2001          2000         1999
                                                                            (Restated)
                                                                         (See Note 2.)
-----------------------------------------------------------------------------------------------------------------
Net Income                                                                   $  1,428     $     586     $    570
Other Comprehensive Income
   SFAS 133 Transition Adjustment, net
     of income taxes of $18                                                  $     44     $      --     $     --
   Cash Flow Hedge Fair Value Adjustment, net of income taxes of $20               22            --           --
   Foreign Currency Translation Adjustment,
     net of income taxes of $0                                                     (1)           --           --
   Unrealized Gain (Loss) on Marketable
     Securities, net of income taxes of $44, $1 and $(1), respectively            (41)           (4)           4
   Equity in Other Comprehensive Income of Unconsolidated Affiliates,
     net of income taxes of $16                                                   (27)           --           --
-----------------------------------------------------------------------------------------------------------------
Total Other Comprehensive Income                                                  (3)            (4)           4
-----------------------------------------------------------------------------------------------------------------
Total Comprehensive Income                                                   $  1,425     $     582     $    574
=================================================================================================================

See Notes to Consolidated Financial Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   Exelon Corporation and Subsidiary Companies

(Dollars in millions, except per share data unless otherwise noted)

1. Significant Accounting Policies

Description of Business
Exelon Corporation (Exelon) is a utility services holding company formed as a result of the merger of Unicom Corporation (Unicom) and PECO Energy Company
(PECO) (Merger). See Note 3 - Merger. Exelon is engaged, through subsidiaries, in the energy delivery, wholesale generation and the energy-related enterprises businesses. See Note 22 - Segment Information. The energy delivery business consists of the retail electricity distribution and transmission businesses of Commonwealth Edison Company (ComEd) in northern Illinois and PECO in southeastern Pennsylvania and the natural gas distribution business of PECO located in the Pennsylvania counties surrounding the City of Philadelphia. The wholesale generation business consists of the electric generating facilities and energy marketing operations of Exelon Generation LLC (Generation) and Generation's interests in Sithe Energies, Inc. (Sithe) and AmerGen Energy Company LLC (AmerGen). Exelon Enterprises Company, LLC (Enterprises) includes energy and infrastructure services, competitive retail energy sales, communications joint ventures and other investments weighted towards the communications, energy services and retail services industries.

Basis of Presentation
The consolidated financial statements of Exelon include the accounts of its majority-owned subsidiaries after the elimination of intercompany transactions. Exelon generally accounts for its 20% to 50% owned investments and joint ventures, in which it exerts significant influence, under the equity method of accounting. Exelon consolidates its proportionate interest in its jointly owned electric utility plants. Exelon accounts for its less than 20% owned investments under the cost method of accounting. Accounting policies for regulated operations are in accordance with those prescribed by the regulatory authorities having jurisdiction, principally the Illinois Commerce Commission (ICC), the Pennsylvania Public Utility Commission (PUC), the Federal Energy Regulatory Commission (FERC) and the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA).
On October 20, 2000, Exelon became the parent of PECO through a share exchange and Unicom, the parent of ComEd, was merged into Exelon. As a result of these transactions, Unicom ceased to exist and Exelon became the parent of ComEd and PECO. See Note 3 - Merger. In addition, for accounting purposes, PECO was deemed the acquiror in the Merger. Accordingly, the financial statements of Exelon for the periods presented prior to October 20, 2000 represent the historical financial statements of PECO and for the periods from October 20, 2000 include the operations acquired from Unicom.

Accounting for the Effects of Regulation Exelon accounts for all of its regulated electric and gas operations in accordance with the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards
(SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," (SFAS No. 71) requiring Exelon to record in its financial statements the effects of the rate regulation. Use of SFAS No. 71 is applicable to the utility operations of Exelon that meet the following criteria:
(1) third-party regulation of rates; (2) cost-based rates; and (3) a reasonable assumption that all costs will be recoverable from customers through rates. Exelon believes that it is probable that currently recorded regulatory assets will be recovered. If a separable portion of Exelon's business no longer meets the provisions of SFAS No. 71, Exelon is required to eliminate the financial statement effects of regulation for that portion.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates have been made in the accounting for derivatives, nuclear decommissioning liabilities, environmental costs and pension costs.

Revenues
Operating revenues are generally recorded as service is rendered or energy is delivered to customers. At the end of each month, Exelon accrues an estimate for the unbilled amount of energy delivered or services provided to its electric and gas customers. Exelon recognizes contract revenues and profits on certain long-term fixed-price contracts from its services businesses under the percentage-of-completion method of accounting based on costs incurred as a percentage of estimated total costs of individual contracts.

Purchased Gas Adjustment Clause
PECO's natural gas rates are subject to a fuel adjustment clause designed to recover or refund the difference between the actual cost of purchased gas and the amount included in base rates. Differences between the amounts billed to customers and the actual costs recoverable are deferred and recovered or refunded in future periods by means of prospective quarterly adjustments to rates.

Nuclear Fuel
The cost of nuclear fuel is capitalized and charged to fuel expense using the unit of production method. Estimated costs of nuclear fuel storage and disposal at operating plants are charged to fuel expense as the related fuel is consumed.

Depreciation, Amortization and Decommissioning Depreciation is provided over the estimated service lives of property, plant and equipment on a straight line basis. Annual depreciation provisions for financial reporting purposes, expressed as a percentage of average service life for each asset category are presented in the table below. See Note 24 for information on service life extensions for certain nuclear generating stations.



Asset Category                                                    2001             2000              1999
---------------------------------------------------------------------------------------------------------
Electric-Transmission and Distribution                            3.97%            4.16%            1.83%
Electric-Generation                                               3.11%            5.02%            5.12%
Gas                                                               2.34%            2.39%            2.36%
Common - Gas and Electric                                         6.26%            5.09%            4.45%
Other Property and Equipment                                      9.53%            8.11%            8.61%
=========================================================================================================


Amortization of regulatory assets is provided over the recovery period as specified in the related regulatory agreement. Goodwill associated with the Merger was amortized on a straight line basis over 40 years in 2000 and 2001. Goodwill associated with other acquisitions was amortized over periods from 10 to 20 years in 2000 and 2001. Accumulated amortization of goodwill was $185 million, $35 million and $1 million at December 31, 2001, 2000 and 1999, respectively. Effective January 1, 2002 under SFAS No. 142 "Goodwill and Other Intangible Assets" (SFAS No. 142), goodwill recorded by Exelon will no longer be subject to amortization. Exelon currently recovers costs for decommissioning its nuclear generating stations through regulated rates. The amounts recovered from customers are deposited in trust accounts and invested for funding of future costs for operating and retired plants. Exelon accounts for the current period's cost of decommissioning related to generating plants previously owned by PECO following common regulatory accounting practices by recording a charge to depreciation expense and a corresponding liability in accumulated depreciation concurrently with decommissioning collections. Regulatory accounting practices for the generating stations previously owned by ComEd were discontinued as a result of an ICC order capping ComEd's ultimate recovery of decommissioning costs. See Note 5 - Corporate Restructuring and Note 13 - Nuclear Decommissioning and Spent Fuel Storage, regarding regulatory accounting practices for nuclear generating stations transferred by ComEd to Generation. The difference between the current cost decommissioning estimate and the decommissioning liability recorded in accumulated depreciation for the former ComEd operating stations is amortized to depreciation expense on a straight-line basis over the remaining lives. The current cost decommissioning estimate (adjusted annually to reflect inflation) for the former ComEd retired units recorded in deferred credits and other liabilities is accreted to depreciation expense. Exelon believes that the amounts being recovered from customers through electric rates along with the earnings on the trust funds will be sufficient to fully fund its decommissioning obligations.

Capitalized Interest
Exelon uses SFAS No. 34, "Capitalizing Interest Costs," to calculate the costs during construction of debt funds used to finance its non-regulated construction projects. Exelon recorded capitalized interest of $17 million, $2 million and $6 million in 2001, 2000 and 1999, respectively.
Allowance for Funds Used During Construction (AFUDC) is the cost, during the period of construction, of debt and equity funds used to finance construction projects for regulated operations. AFUDC is recorded as a charge to Construction Work in Progress and as a non-cash credit to AFUDC which is included in Other Income and Deductions. The rates used for capitalizing AFUDC are computed under a method prescribed by regulatory authorities.

Income Taxes
Deferred Federal and state income taxes are provided on all significant temporary differences between book bases and tax bases of assets and liabilities. Investment tax credits previously utilized for income tax purposes have been deferred on the Consolidated Balance Sheets and are recognized in book income over the life of the related property. Exelon and its subsidiaries file a consolidated Federal income tax return. Income taxes are allocated to each of Exelon's subsidiaries within the consolidated group based on the separate return method.

Gains and Losses on Reacquired Debt
Recoverable gains and losses on reacquired debt related to regulated operations are deferred and amortized to interest expense over the period consistent with rate recovery for ratemaking purposes. Gains and losses on other debt are recognized in Exelon's Consolidated Statements of Income as incurred.

Comprehensive Income
Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to shareholders. Comprehensive income is reflected in the Consolidated Statements of Changes in Shareholders' Equity and the Consolidated Statements of Comprehensive Income.

Cash and Cash Equivalents
Exelon considers all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash
Restricted cash reflects unused cash proceeds from the issuance of the transition bonds and transitional trust notes, and escrowed cash to be applied to the principal and interest payment on the transition bonds and transitional trust notes.

Marketable Securities
Marketable securities are classified as available-for-sale securities and are reported at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income. Under regulatory accounting practices, unrealized gains and losses on marketable securities held in the nuclear decommissioning trust funds are reported in accumulated depreciation for operating units and as a reduction of regulatory assets for retired units. When regulatory accounting practices are discontinued, unrealized gains and losses on marketable securities held in the nuclear decommissioning trust funds are reported in accumulated other comprehensive income. At December 31, 2001 and 2000, Exelon had no held-to-maturity or trading securities.

Property, Plant and Equipment
Property, plant and equipment is recorded at cost. Exelon evaluates the carrying value of property, plant and equipment and other long-term assets based upon current and anticipated undiscounted cash flows, and recognizes an impairment when it is probable that such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. The cost of maintenance, repairs and minor replacements of property are charged to maintenance expense as incurred.
Upon retirement, the cost of regulated property plus removal costs less salvage value, are charged to accumulated depreciation by the regulated subsidiaries in accordance with regulatory practices. For unregulated property, the cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts and included in the determination of the gain or loss on disposition.

Capitalized Software Costs
Costs incurred during the application development stage of software projects for software which is developed or obtained for internal use are capitalized. At December 31, 2001 and 2000, capitalized software costs totaled $240 million and $285 million, respectively, net of $85 million and $53 million accumulated amortization, respectively. Such capitalized amounts are amortized ratably over the expected lives of the projects when they become operational, not to exceed ten years. Certain capitalized software is being amortized over fifteen years pursuant to regulatory approval.

Derivative Financial Instruments
Exelon accounts for derivative financial instruments under SFAS No. 133 "Accounting for Derivatives and Hedging Activities" (SFAS No. 133). Under the provisions of SFAS No. 133, all derivatives are recognized on the balance sheet at their fair value unless they qualify for a normal purchases and normal sales exception. Changes in the fair value of the derivative financial instruments are recognized in earnings unless specific hedge accounting criteria are met. A derivative financial instrument can be designated as a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), or a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). Changes in the fair value of a derivative that is highly effective as, and is designated and qualifies as, a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in earnings. Changes in the fair value of a derivative that is highly effective as, and is designated as and qualifies as a cash flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows being hedged.
In connection with Exelon's Risk Management Policy (RMP), Exelon enters into derivatives to manage its exposure to fluctuation in interest rates related to its variable rate debt instruments, changes in interest rates related to planned future debt issuances prior to their actual issuance and changes in the fair value of outstanding debt which is planned for early retirement. As it relates to energy transactions, Exelon utilizes derivatives to manage the utilization of its available generating capability and provisions of wholesale energy to its affiliates. Exelon also utilizes energy option contracts and energy financial swap arrangements to limit the market price risk associated with forward energy commodity contracts. Additionally, Exelon enters into certain energy related derivatives for trading or speculative purposes.
As part of Exelon's energy marketing business, Exelon enters into contracts to buy and sell energy to meet the requirements of its customers. These contracts include short-term and long-term commitments to purchase and sell energy and energy related products in the retail and wholesale markets with the intent and ability to deliver or take delivery. While these contracts are considered derivative financial instruments under SFAS No. 133, the majority of these transactions have been designated as "normal purchases" and "normal sales" and are not subject to the provisions of SFAS No. 133. Normal purchases and normal sales are contracts where physical delivery is probable, quantities are expected to be used or sold in the normal course of business over a reasonable period of time, and price is not tied to an unrelated underlying derivative. Under these contracts Exelon recognizes gains or losses when the underlying physical transaction affects earnings. Revenues and expenses associated with market price risk management contracts are amortized over the terms of such contracts. Commitments under these contracts are discussed in Note 21 - Commitments and Contingencies. The remainder of these contracts are generally considered cash flow hedges under SFAS No. 133. To the extent that the hedges are effective, changes in the fair value of these contracts are recorded in other comprehensive income, until earnings are affected by the variability of cash flows being hedged.
Additionally, during 2001, as part of the creation of Exelon's energy trading operation, Exelon began to enter into contracts to buy and sell energy for trading purposes subject to limits. These contracts are recognized on the balance sheet at fair value and changes in the fair value of these derivative financial instruments are recognized in earnings.
Prior to the adoption of SFAS No. 133, Exelon applied hedge accounting only if the derivative reduced the risk of the underlying hedged item and was designated at the inception of the hedge, with respect to the hedged item. Exelon recognized any gains or losses on these derivatives when the underlying physical transaction affected earnings.
Contracts entered into by Exelon to limit market risk associated with forward energy commodity contracts are reflected in the financial statements at the lower or cost or market using the accrual method of accounting. Under these contracts Exelon recognizes any gains or losses when the underlying physical transaction affects earnings. Revenues and expenses associated with market price risk management contracts were amortized over the terms of such contracts.

New Accounting Pronouncements
In 2001, the FASB issued SFAS No. 141, "Business Combinations" (SFAS No. 141), SFAS No. 142, No. 143, "Asset Retirement Obligations" (SFAS No. 143), and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No.144).
SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting and establishes criteria for the separate recognition of intangible assets acquired in business combinations. SFAS No. 141 is effective for business combinations initiated after June 30, 2001.
SFAS No. 142 establishes new accounting and reporting standards for goodwill and intangible assets. Exelon adopted SFAS No. 142 as of January 1, 2002. Under SFAS No. 142, effective January 1, 2002, goodwill recorded by Exelon is no longer subject to amortization. After January 1, 2002, goodwill will be subject to an assessment for impairment using a two-step fair value based test, the first step of which must be performed at least annually, or more frequently if events or circumstances indicate that goodwill might be impaired. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed. The second step compares the carrying amount of the goodwill to the fair value of the goodwill. If the fair value of goodwill is less than the carrying amount, an impairment loss would be reported as a reduction to goodwill and a charge to operating expense, except at the transition date, when the loss would be reflected as a cumulative effect of a change in accounting principle. As of December 31, 2001, Exelon's Consolidated Balance Sheets reflected approximately $5.3 billion in goodwill net of accumulated amortization, including $4.9 billion of net goodwill related to the merger of Unicom and PECO recorded on ComEd's Consolidated Balance Sheets, with the remainder related to Enterprises. Annual amortization of goodwill related to the Merger and to Enterprises of $126 million and $24 million, respectively, was discontinued upon adoption of SFAS No. 142. Exelon has completed the first step of the transitional impairment analysis which indicated that the ComEd goodwill is not impaired but that an impairment exists with respect to the Enterprises goodwill. The second step of the analysis, which will compare the fair value of the Enterprises goodwill to the $433 million carrying value at December 31, 2001 has not yet been completed. The second step analysis is expected to be completed and the transitional impairment loss recognized, in the first quarter of 2002 as a Cumulative Effect of a Change in Accounting Principle.
SFAS No. 143 provides accounting requirements for retirement obligations associated with tangible long-lived assets. Exelon expects to adopt SFAS No. 143 on January 1, 2003. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which there is a legal obligation to settle under existing or enacted law, statute, written or oral contract or by legal construction under the doctrine of promissory estoppel. Adoption of SFAS No. 143 will change the accounting for the decommissioning of Exelon's nuclear generating plants. Currently, Exelon records the obligation for decommissioning ratably over the lives of the plants. The January 1, 2003 adoption of SFAS No. 143 will require a cumulative effect adjustment effective the date of adoption to adjust plant assets and decommissioning liabilities to the values they would have been had this standard been employed from the in-service dates of the plants.

The effect of this cumulative adjustment will be to increase the decommissioning liability to reflect a full decommissioning obligation in current year dollars. Additionally, the standard will require the accrual of an asset related to the full amount of the decommissioning obligation, which will be amortized over the remaining lives of the plants. The net difference between the asset recognized and the liability recorded upon adoption of the standard will be charged to earnings and recognized as a cumulative effect, net of expected regulatory recovery. The decommissioning liability to be recorded represents an obligation for the future decommissioning of the plants, and as a result interest expense will be accrued on this liability until such time as the obligation is satisfied.
Exelon is in the process of evaluating the impact of SFAS No. 143 on its financial statements, and cannot determine the ultimate impact of adoption at this time, however the cumulative effect could be material to Exelon's earnings. Additionally, although over the life of the plant the charges to earnings for the depreciation of the asset and the interest on the liability will be equal to the amounts currently recognized as decommissioning expense, the timing of those charges will change and in the near-term period subsequent to adoption, the depreciation of the asset and the interest on the liability could result in an increase in expense.
SFAS No. 144 establishes accounting and reporting standards for both the impairment and disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001 and provisions of this statement are generally applied prospectively. Exelon is in the process of evaluating the impact of SFAS No. 144 on its financial statements, and does not expect the impact to be material.

Reclassifications
Certain prior year amounts have been reclassified for comparative purposes. The reclassifications did not affect net income.

2. Restatement

In October 2002, Exelon determined that its December 31, 2001 financial statements required a restatement as a result of a double posting of deferred income taxes recorded associated with unrealized losses on Generation's nuclear decommissioning trust fund securities. Additionally, Exelon and Generation determined that Other Comprehensive Income should be revised to reflect Generation's ownership interest in the Other Comprehensive Income of its equity investments in AmerGen Energy Company, LLC and Sithe Energies Inc. Such adjustments had no effect on either Exelon's or Generation's net income, earnings per share or cash flows.

The following tables show the items that have been restated on the Consolidated Balance Sheets as of December 31, 2001, the Consolidated Statements of Changes in Shareholders' Equity, the Consolidated Statements of Comprehensive Income, the Supplemental Financial Information Note, the Income Tax Note, and the Segment Note:

Consolidated Balance Sheets at December 31, 2001

                                                          As Previously                                  As
                                                               Reported        Restatement         Restated
                                                          -------------------------------------------------
Investments                                                   $   1,666           $   (43)        $   1,623
Total Deferred Debits and Other Assets                        $  17,297           $   (43)        $  17,254
Total Assets                                                  $  34,821           $   (43)        $  34,778
Deferred Income Taxes                                         $   4,303           $    85         $   4,388
Total Deferred Credits and Other Liabilities                  $   8,685           $    85         $   8,770
Accumulated Other Comprehensive Income                        $     102           $  (128)        $     (26)
Total Shareholders' Equity                                    $   8,230           $  (128)        $   8,102
Total Liabilities and Shareholders' Equity                    $  34,821           $   (43)        $  34,778


Consolidated Statements of Changes in Shareholders' Equity
Twelve Months Ended December 31, 2001

                                                        As Previously                                    As
                                                             Reported         Restatement          Restated
                                                          -------------------------------------------------
Accumulated Other Comprehensive Income
Other Comprehensive Income (2001 activity)                    $   125             $  (128)        $      (3)
Balance, December 31, 2001                                    $   102             $  (128)        $     (26)
Total Shareholders' Equity
Other Comprehensive Income (2001 activity)                    $   125             $  (128)        $      (3)
Balance, December 31, 2001                                    $ 8,230             $  (128)        $   8,102


Consolidated Statements of Comprehensive Income for the Year Ended December 31, 2001

                                                       As Previously                                     As
                                                            Reported          Restatement          Restated
                                                          -------------------------------------------------
Unrealized Gain (Loss) on Marketable Securities,              $    60             $  (101)        $     (41)
Equity in Other Comprehensive Income of
    Unconsolidated Affiliates                                 $     -             $   (27)        $     (27)
Total Other Comprehensive Income                              $   125             $  (128)        $      (3)
Total Comprehensive Income                                    $ 1,553             $  (128)        $   1,425

Note 8 Supplemental Financial Information at December 31, 2001

                                                       As Previously                                     As
                                                            Reported          Restatement          Restated
                                                          -------------------------------------------------
Investment in Sithe                                           $   725             $   (25)        $     700
Investment in Amergen                                         $   113             $   (18)        $      95
Total Investments                                             $ 1,666             $   (43)        $   1,623



Note 16 Income Taxes
at December 31, 2001

                                                       As Previously                                     As
                                                            Reported          Restatement          Restated
                                                          -------------------------------------------------
Deferred tax assets:
Decommissioning and decontamination obligations               $  (898)            $    85         $    (813)
Total deferred tax assets                                     $(1,302)            $    85         $  (1,217)
Deferred income taxes (net) on the balance sheet              $ 4,596             $    85         $   4,681


Note 22 Segment Note
at December 31, 2001

                                                       As Previously                                     As
                                                            Reported         Restatement           Restated
                                                          -------------------------------------------------
Total Assets - Consolidated                                   $34,821             $   (43)        $  34,778
Total Assets - Generation                                     $ 7,588             $   (43)        $   7,545


3. Merger

On October 20, 2000, Exelon became the parent corporation of PECO and ComEd as a result of the completion of the transactions contemplated by an Agreement and Plan of Exchange and Merger, as amended (Merger Agreement), among PECO, Unicom Corporation (Unicom) and Exelon. Pursuant to the Merger Agreement, Unicom merged with and into Exelon (Merger). In the Merger, each share of the outstanding common stock of Unicom was converted into 0.875 shares of common stock of Exelon plus $3.00 in cash. As a result of the Share Exchange, Exelon became the owner of all of the common stock of PECO. As a result of the Merger, Unicom ceased to exist and its subsidiaries, including ComEd, became subsidiaries of Exelon.
The Merger was accounted for using the purchase method of accounting. The total purchase price was $5,975 million. In connection with the Merger, Exelon issued 148 million shares of common stock in the amount of $5,310 million and paid $507 million in cash to Unicom shareholders pursuant to the terms of the Merger Agreement. The source of the cash consideration was borrowings under an Exelon term loan. In addition, the Merger consideration included $113 million of fair value of stock options and awards for certain Unicom employees and $45 million of direct acquisition costs. The cost in excess of net assets acquired was $5,136 million as adjusted to reflect final purchase price allocations. Exelon's results of operations include Unicom's results of operations since October 20, 2000. The fair value of the assets acquired, including the cost in excess of net assets acquired, and liabilities assumed in the Merger are as follows:



-----------------------------------------------------------------------------------------------------------
Current Assets (including cash of $974)                                                            $ 2,744
Property, Plant and Equipment                                                                        7,641
Deferred Debits and Other Assets                                                                     5,535
Cost in excess of net assets acquired                                                                5,136
Current Liabilities                                                                                 (2,413)
Long-Term Debt                                                                                      (7,419)
Deferred Credits and Other Liabilities                                                              (4,921)
Preferred Securities of Subsidiaries                                                                  (328)
-----------------------------------------------------------------------------------------------------------
Total Purchase Price                                                                               $ 5,975
===========================================================================================================

Goodwill associated with the merger increased by $262 million in 2001 as a result of the finalization of the purchase price allocation. The adjustment resulted primarily from the after-tax effects of the reduction of the regulatory asset for decommissioning retired nuclear plants, as discussed in Note 13 - Nuclear Decommissioning and Spent Fuel Storage, additional employee separation costs and the finalization of other purchase price allocations.
Selected unaudited pro forma combined results of operations for the years ended December 31, 2000 and 1999, assuming the Merger Transaction occurred on January 1, 2000 and 1999, respectively, are presented as follows:



(unaudited)                                                                         2000              1999
-----------------------------------------------------------------------------------------------------------
Total revenues                                                                  $ 13,531        $   12,225
Pro forma net income                                                            $  1,007        $    1,184
Merger-related costs (net of income taxes of $147 million)                           220                --
Extraordinary items (net of income taxes of $2 million and
   $25 million for 2000 and 1999, respectively)                                      (4)              (37)
Cumulative effect of a change in accounting principle (net of
   income taxes of $16 million)                                                       24                --
-----------------------------------------------------------------------------------------------------------
Pro forma net income before Merger-related costs, extraordinary
   items and cumulative effect of a change in accounting principle              $  1,247        $    1,147
===========================================================================================================
Proforma net income before Merger-related costs, extraordinary items and cumulative effect of a change in accounting principle
   per common share (diluted)                                                   $   3.86        $     3.55
===========================================================================================================



Pro forma information assumes the effects of Unicom's 1999 fossil plant sale and the issuance of transition bonds and notes occurred at the beginning of 1999. The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the Merger been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.

Merger-Related Costs
In association with the Merger, Exelon recorded certain reserves for restructuring costs. The reserves associated with PECO were charged to expense, while the reserves associated with Unicom were recorded as part of the application of purchase accounting and did not affect results of operations. Merger-related costs charged to expense in 2000 were $276 million, consisting of $124 million for PECO employee costs and $152 million of direct incremental costs. Direct incremental costs represent expenses directly associated with completing the Merger, including professional fees, regulatory approval and settlement costs, and settlement of compensation arrangements. Employee costs represent estimated severance costs and pension and postretirement benefits provided under Exelon's merger separation plans for eligible employees who are expected to be involuntarily terminated before December 2002 due to integration activities of the merged companies.
The purchase price allocation as of December 31, 2000 included a liability of $307 million for Unicom employee costs and liabilities of approximately $39 million for estimated costs of exiting various business activities of former Unicom activities that were not compatible with the strategic business direction of Exelon.

During 2001, Exelon finalized its plans for consolidation of functions, including negotiation of an agreement with the union regarding severance benefits to union employees and recorded adjustments to the purchase price allocation as follows:



                                                                     Original           2001       Adjusted
                                                                     Estimate    Adjustments    Liabilities
------------------------------------------------------------------------------------------------------------
Employee severance payments                                        $     128       $    33      $       161 (a)
Actuarially determined pension and postretirement costs                  158           (11)             147 (b)
Relocation and other severance                                            21             9               30 (a)
------------------------------------------------------------------------------------------------------------
Total Unicom - Employee Cost                                       $     307       $    31      $       338
============================================================================================================

(a) The increase is a result of the identification in 2001 of additional positions to be eliminated.
(b) The reduction results from lower estimated pension and post retirement welfare benefits reflecting revised actuarial estimates.


Additional employee severance costs of $48 million primarily related to PECO employees were charged to expense in 2001. Exelon anticipates that a total of $289 million of employee costs will be funded from pension and postretirement benefit plans and $191 million of Unicom employee severance costs will be funded from general corporate funds.
The following table provides a reconciliation of the reserve for employee severance and relocation costs associated with the merger:

-----------------------------------------------------------------------------------------------------------
Employee severance and relocation reserve as of October 20, 2000                                   $   149
Additional reserve                                                                                      42
-----------------------------------------------------------------------------------------------------------
Adjusted employee severance and relocation reserve                                                     191
Payments to employees (October 2000-December 2001)                                                     (77)
-----------------------------------------------------------------------------------------------------------
Employee severance and relocation reserve as of December 31, 2001                                  $   114
============================================================================================================


Approximately 3,400 Unicom and PECO positions have been identified to be eliminated as a result of the merger. Exelon has terminated 1,461 employees as of December 31, 2001. The remaining positions are expected to be eliminated by the end of 2002.

4. Acquisitions

Sithe Energies, Inc. Acquisition Generation owns 49.9% of the outstanding common stock of Sithe and has an option, beginning on December 18, 2002, to purchase the remaining common stock outstanding (Remaining Interest) in Sithe. The purchase option expires on December 18, 2005. In addition, the Sithe stockholders who own in the aggregate the Remaining Interest have the right to require Generation to purchase the Remaining Interest (Put Rights) during the same period in which Generation can exercise its purchase option. At the end of this exercise period, if Generation has not exercised its purchase option and the other Sithe stockholders have not exercised their Put Rights, Generation will have an additional one-time option to purchase shares from the other stockholders in Sithe to bring Generation's ownership in Sithe from the current 49.9% to 50.1% of Sithe's total outstanding common stock.
If Generation exercises its option to acquire the Remaining Interest, or if all the other Sithe stockholders exercise their Put Rights, the purchase price for 70% of the Remaining Interest will be set at fair market value subject to a floor of $430 million and a ceiling of $650 million. The balance of the Remaining Interest will be valued at fair market value without being subject to floor or ceiling prices. In either instance, interest shall accrue from the beginning of the exercise period.
If Generation increases its ownership in Sithe to 50.1% or more, Sithe will become a consolidated subsidiary and Exelon's financial results will include Sithe's financial results from the date of purchase. At December 31, 2001, Sithe had total assets of $4.2 billion and long-term debt of $2.3 billion, including $2.1 billion of non-recourse project debt, and excluding any non-recourse project debt associated with Sithe's equity investments. For the year ended December 31, 2001 Sithe had revenues of $1 billion. As of December 31, 2001 Exelon had a $725 million equity investment in Sithe.

Sithe, headquartered in New York, is a leading independent power producer, with ownership interests in 27 facilities in North America. Sithe has net generation capacity of 3,371 MW, primarily in New York and Massachusetts, 2,651 MW under construction and 2,400 MW in advanced development.

InfraSource, Inc. Acquisitions
In 2001 InfraSource, Inc. (InfraSource), formerly Exelon Infrastructure Services, Inc., acquired the assets of a utility service contracting company for an aggregate purchase price of approximately $30 million. In 2000, InfraSource acquired the stock or assets of seven utility services contracting companies for an aggregate purchase price of approximately $245 million. The acquisitions were accounted for using the purchase method of accounting. The initial estimates of the excess of purchase price over the fair value of net assets acquired in the 2001 acquisition and in the 2000 acquisitions were approximately $19 million and $216 million, respectively. The allocation of purchase price to the fair value of assets acquired and liabilities assumed in these acquisitions is as follows:



                                                                                    2001              2000
-----------------------------------------------------------------------------------------------------------
Current Assets (net of cash acquired)                                             $   10           $    63
Property, Plant and Equipment                                                         11                17
Cost in excess of net assets acquired                                                 19               216
Current Liabilities                                                                  (10)              (51)
-----------------------------------------------------------------------------------------------------------
Total                                                                             $   30           $   245
===========================================================================================================



At December 31, 2001 and 2000, Current Assets includes $77 million and $70 million, respectively, of Costs and Earnings in Excess of Billings on uncompleted contracts and Current Liabilities includes $56 million and $23 million, respectively, of Billings and Earnings in Excess of Costs on uncompleted contracts.

AmerGen Energy Company, LLC
In August 2000, AmerGen Energy Company, LLC (AmerGen), a joint venture with British Energy, Inc., a wholly owned subsidiary of

British Energy plc, (British Energy), completed the purchase of Oyster Creek Nuclear Generating Facility (Oyster Creek) from GPU, Inc. (GPU) for $10 million. Under the terms of the purchase agreement, GPU agreed to fund outage costs of $89 million, including the cost of fuel, for a refueling outage that occurred in 2000. AmerGen is repaying these costs to GPU in equal annual installments through 2009. In addition, AmerGen assumed full responsibility for the ultimate decommissioning of Oyster Creek. At the closing of the sale, GPU provided funding for the decommissioning trust of $440 million. In conjunction with this acquisition, AmerGen has received a fully funded decommissioning trust fund which has been computed assuming the anticipated costs to appropriately decommission Oyster Creek discounted to net present value using the NRC's mandated rate of 2%. AmerGen believes that the amount of the trust fund and investment earnings thereon will be sufficient to meet its decommissioning obligation. GPU is purchasing the electricity generated by Oyster Creek pursuant to a three-year power purchase agreement.

5. Corporate Restructuring

During January 2001, Exelon undertook a restructuring to separate its generation and other competitive businesses from its regulated energy delivery business at ComEd and PECO. As part of the restructuring, the generation-related operations and assets and liabilities of ComEd were transferred to Generation. Also, as part of the restructuring, the non-regulated operations and related assets and liabilities of PECO, representing PECO's generation and enterprises business segments, were transferred to Generation and Enterprises, respectively. Additionally, certain operations and assets and liabilities of ComEd and PECO were transferred to Exelon Business Services Company (BSC).


6. Accounting Changes

On January 1, 2001, Exelon recognized a non-cash gain of $12 million, net of income taxes, in earnings and deferred a non-cash gain of $44 million, net of income taxes, in Accumulated Other Comprehensive Income, a component of shareholders' equity, to reflect the adoption of SFAS No. 133, as amended. During the fourth quarter of 2000, as a result of the synchronization of accounting policies with Unicom in connection with the Merger, PECO changed its method of accounting for nuclear outage costs to record such costs as incurred. Previously, PECO accrued these costs over the operating unit cycle. As a result of the change in accounting method for nuclear outage costs, PECO recorded income of $24 million, net of income taxes of $16 million. The change is reported as a cumulative effect of a change in accounting principle on the Consolidated Statements of Income as of December 31, 2000, representing the balance of the nuclear outage cost reserve at January 1, 2000.

7. Regulatory Issues

ComEd
In 2001, the phased process to implement competition in the electric industry continued as mandated by the requirements of the Illinois restructuring legislation.

Customer Choice As of December 31, 2000, all non-residential customers were eligible to choose a new electric supplier or elect the power purchase option which allows the purchase of electric energy from ComEd at market-based prices. ComEd's residential customers become eligible to choose a new electric supplier in May 2002. As of December 31, 2001, approximately 18,700 non-residential customers, representing approximately 22% of ComEd's annual retail kilowatt-hour sales, had elected to purchase their electric energy from an alternate electric supplier or had chosen the power purchase option. Customers who receive energy from an alternative supplier continue to pay a delivery charge. ComEd is unable to predict the long term impact of customer choice on results of operations.

Rate Reductions and Return on Common Equity Threshold The Illinois restructuring legislation provided a 15% residential base rate reduction effective August 1, 1998 with an additional 5% residential base rate reduction effective October 1, 2001. ComEd's operating revenues were reduced by approximately $24 million in 2001 due to the 5% residential rate reduction. Notwithstanding the rate reductions and subject to certain earnings tests, a rate freeze is generally in effect until at least January 1, 2005. A utility may request a rate increase during the rate freeze period only when necessary to ensure the utility's financial viability. Under the Illinois legislation, if the earned return on common equity of a utility during this period exceeds an established threshold, one-half of the excess earnings must be refunded to customers. The threshold rate of return on common equity is based on the 30-Year Treasury Bond rate plus 8.5% in the years 2000 through 2004. Earnings for purposes of ComEd's threshold include ComEd's net income calculated in accordance with GAAP and reflect the amortization of regulatory assets and goodwill. As a result of the Illinois legislation, at December 31, 2001, ComEd had a regulatory asset with an unamortized balance of $277 million that it expects to fully recover and amortize by the end of 2004. Consistent with the provisions of the Illinois legislation, regulatory assets may be recovered at amounts that provide ComEd an earned return on common equity within the Illinois legislation earnings threshold. The earned return on common equity and the threshold return on common equity for ComEd are each calculated on a two-year average basis. ComEd did not trigger the earnings sharing provision in 2000 or 2001 and does not currently expect to trigger the earnings sharing provisions in the years 2002 through 2004.

PECO
In 2001, the phased process to implement competition in the electric industry continued as mandated by the requirements of the PUC's Final Restructuring Order.

Customer Choice The PUC's Final Restructuring Order provided for the phase-in of customer choice of electric generation supplier (EGS) for all customers and as of January 1, 2000 all customers were eligible for customer choice. The Final Restructuring Order also established market share thresholds to ensure that a minimum number of residential and commercial customers choose an EGS or a PECO affiliate. If less than 35% and 50% of residential and commercial customers have chosen an EGS, including residential customers assigned to an EGS as a provider of last resort default supplier, by January 1, 2001 and January 1, 2003, respectively, the number of customers sufficient to meet the necessary threshold levels shall be randomly selected and assigned to an EGS through a PUC-determined process. On January 1, 2001, the 35% threshold was met for all three customer classes as a result of agreements assigning customers to New Power Company and Green Mountain as providers of last resort default service. During 2001, PECO experienced an increase in the number of customers selecting or returning to PECO as their EGS and at December 31, 2001, approximately 28% of PECO's residential load, 6% of its small commercial and industrial load and 5% of its large commercial and industrial load were purchasing generation from an alternative generation supplier. Customers who purchase energy from an EGS continue to pay a delivery charge.

Rate Reductions and Caps Under the Final Restructuring Order, retail electric rates were capped at year-end 1996 levels (system-wide average of 9.96 cents/kilowatt hour (kWh)) through June 2005. The Final Restructuring Order required PECO to reduce its retail electric rates by 8% from the 1996 system-wide average rate on January 1, 1999. This rate reduction decreased to 6% on January 1, 2000 until January 1, 2001. The transmission and distribution rate component was capped at a system-wide average rate of 2.98 cents/kWh through June 30, 2005. Additionally, generation rate caps, defined as the sum of the applicable transition charge and energy and capacity charge, will remain in effect through 2010.
On March 16, 2000, the PUC issued an order authorizing PECO to securitize up to an additional $1 billion of its authorized stranded costs recovery. In accordance with the terms of that order, PECO provided its retail customers with rate reductions of $60 million for calendar year 2001 only.
Under a comprehensive settlement agreement in connection with achieving regulatory approval of the Merger, PECO agreed to $200 million in aggregate rate reductions for all customers in Pennsylvania over the period January 1, 2002 through 2005 and extended the rate caps on PECO's retail electric distribution charges through December 31, 2006.

8. Supplemental Financial Information

Supplemental Income Statement Information


                                                                          For the Years Ended December 31,
                                                                -------------------------------------------
                                                                   2001             2000              1999
-----------------------------------------------------------------------------------------------------------
Taxes Other Than Income
Utility                                                          $  342            $ 196            $  155
Real estate                                                         140               68                72
Payroll                                                              81               41                28
Other                                                                60               17                 7
-----------------------------------------------------------------------------------------------------------
Total                                                            $  623            $ 322            $  262
===========================================================================================================

Other, Net
Investment  income                                               $   47            $  64            $   52
Gain (loss) on disposition of assets, net                             4              (19)               (1)
Settlement of power purchase agreement                               --                6                --
AFUDC, equity and borrowed                                           18                3                 4
Other                                                                10               (1)                4
-----------------------------------------------------------------------------------------------------------
Total                                                            $   79            $  53            $   59
===========================================================================================================


Supplemental Cash Flow Information



                                                                           For the Years Ended December 31,
                                                                -------------------------------------------
                                                                   2001             2000              1999
-----------------------------------------------------------------------------------------------------------
Cash paid during the year:
Interest (net of amount capitalized)                           $    963          $   519          $    350
Income taxes (net of refunds)                                  $    749          $   272          $    304
Non-cash investing and financing:
   Regulatory Asset Fair Value Adjustment                      $    347               --                --
   Purchase Accounting Estimate Adjustments                    $   (85)               --                --
   Issuance of Exelon Shares for Unicom                              --          $ 5,310                --
   Issuance of InfraSource stock                               $     35          $    14          $     11
Depreciation and amortization:
   Property, plant and equipment                               $    702          $   325          $    207
   Nuclear fuel                                                     393              149               104
   Regulatory assets                                                445               53                --
   Decommissioning                                                  144               46                29
   Goodwill                                                         150               34                 1
   Leased property                                                   --               --                17
-----------------------------------------------------------------------------------------------------------
Total Depreciation and Amortization                            $  1,834          $   607          $    358
===========================================================================================================


Supplemental Balance Sheet Information

Investments

                                                                                              December 31,
                                                                                 --------------------------
                                                                                    2001              2000
-----------------------------------------------------------------------------------------------------------
Investment in Sithe (Restated, see Note 2)                                       $   700          $    704
Direct financing leases                                                              427               409
Energy services and other ventures                                                   161               170
Communication ventures                                                               116                97
Investment in AmerGen (Restated, see Note 2)                                          95                44
Affordable housing projects                                                           98                88
Investment in subsidiaries and joint ventures                                         26                34
-----------------------------------------------------------------------------------------------------------
Total                                                                            $ 1,623          $  1,546
===========================================================================================================

Prior to the Merger, Unicom entered into a like-kind exchange transaction pursuant to which approximately $1.6 billion was invested in passive generating station leases with two separate entities unrelated to Exelon. The generating stations were leased back to such entities as part of the transaction. For financial accounting purposes, the investments are accounted for as direct financing lease investments. Under the terms of the lease agreements, Exelon received a prepayment of $1.2 billion in the fourth quarter of 2000, which reduced the investment in the lease. The remaining payments are payable at the end of the thirty year lease and there are no minimum scheduled lease payments to be received over the next five years. The components of the net investment in the direct financing leases are as follows:

                                                                                               December 31,
                                                                                ---------------------------
                                                                                    2001              2000
-----------------------------------------------------------------------------------------------------------
Total minimum lease payments                                                     $ 1,492          $  1,492
Less:  Unearned income                                                             1,065             1,083
-----------------------------------------------------------------------------------------------------------
Net investment in direct financing leases                                        $   427          $    409
===========================================================================================================



Regulatory Assets


                                                                                              December 31,
                                                                                ---------------------------
                                                                                    2001              2000
-----------------------------------------------------------------------------------------------------------
Competitive transition charge                                                    $ 4,947          $  5,218
Recoverable deferred income taxes (see Note 16)                                      701               632
Nuclear decommissioning costs for retired plants                                     310               719
Recoverable transition costs                                                         277               385
Loss on reacquired debt                                                              112                99
Compensated absences                                                                   5                 4
Non-pension postretirement benefits                                                   71                78
-----------------------------------------------------------------------------------------------------------
     Long-Term Regulatory Assets                                                   6,423             7,135
Deferred energy costs (current asset)                                                 56                86
-----------------------------------------------------------------------------------------------------------
Total                                                                            $ 6,479          $  7,221
===========================================================================================================



At December 31, 2001 and 2000, the Competitive Transition Charge (CTC) includes the unamortized balance of $4.5 billion and $4.8 billion, respectively, of Intangible Transition Property (ITP) sold to PECO Energy Transition Trust
(PETT), a wholly owned subsidiary of PECO, in connection with the securitization of PECO's stranded cost recovery. PETT financed its purchase of the ITP through the issuance of transition bonds. See Note 15 - Long-Term Debt. ITP represents the irrevocable right of PECO or its assignee to collect non-bypassable charges from customers to recover stranded costs. The CTC represents PECO's stranded costs that are recoverable through regulated rates. The CTC is recoverable over a twelve year period ending December 31, 2010 with a return on the unamortized balance of 10.75%.

9. Earnings Per Share

Diluted earnings per share are calculated by dividing net income by the weighted average shares of common stock outstanding including shares issuable upon exercise of stock options outstanding under Exelon's stock option plans considered to be common stock equivalents. The following table shows the effect of these stock options on the weighted average number of shares outstanding used in calculating diluted earnings per share (in millions):



                                                                   2001             2000              1999
-----------------------------------------------------------------------------------------------------------
Average Common Shares Outstanding                                   320              202               196
Assumed Exercise of Stock Options                                     2                2                 1
-----------------------------------------------------------------------------------------------------------
Average Dilutive Common Shares Outstanding                          322              204               197
===========================================================================================================



10. Accounts Receivable

Accounts receivable -- Customer at December 31, 2001 and 2000 included unbilled operating revenues of $438 million and $498 million, respectively. The allowance for uncollectible accounts at December 31, 2001 and 2000 was $213 million and $200 million, respectively.

Accounts receivable -- Other at December 31, 2001 and 2000 included demand notes receivable from a communications joint venture in the amount of $153 million. The receivable has been adjusted for Exelon's share of this joint venture's operating losses incurred in excess of its investment. The notes bear interest at the Applicable Federal Rate, compounded semi-annually. The average interest rate on the notes receivable was 4.18% and 6.22% at December 31, 2001 and 2000, respectively. Interest income related to the notes receivable was $6 million and $10 million in 2001 and 2000, respectively.
PECO is party to an agreement with a financial institution under which it can sell or finance with limited recourse an undivided interest, adjusted daily, in up to $225 million of designated accounts receivable until November 2005. At December 31, 2001, PECO had sold a $225 million interest in accounts receivable, consisting of a $170 million interest in accounts receivable which PECO accounted for as a sale under SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities - a Replacement of FASB Statement No. 125," and a $55 million interest in special-agreement accounts receivable which was accounted for as a long-term note payable. See
Note 15 - Long-Term Debt. PECO retains the servicing responsibility for these receivables. The agreement requires PECO to maintain the $225 million interest, which, if not met, requires PECO to deposit cash in order to satisfy such requirements. At December 31, 2001 and 2000, PECO met this requirement and was not required to make any cash deposits.

11. Property, Plant and Equipment

A summary of property, plant and equipment by classification as of December 31, 2001 and 2000 is as follows:



Asset Category                                                                     2001              2000
-----------------------------------------------------------------------------------------------------------
Electric-Transmission and Distribution                                          $ 10,156          $ 9,447
Electric-Generation                                                                4,344            4,044
Gas                                                                                1,281            1,181
Common                                                                               399              408
Nuclear Fuel                                                                       2,681            2,341
Construction Work in Progress                                                      1,294            1,189
Leased Property                                                                        -                2
Other Property, Plant and Equipment                                                1,371            1,274
-----------------------------------------------------------------------------------------------------------
         Total Property, Plant and Equipment                                      21,526           19,886
         Less Accumulated Depreciation (including accumulated
              amortization of nuclear fuel of $1,838 and $1,445 in 2001
              and 2000, respectively)                                              7,784            6,950
-----------------------------------------------------------------------------------------------------------
Property, Plant and Equipment, net                                               $13,742          $12,936
===========================================================================================================



12. Jointly Owned Electric Utility Plant

Exelon's undivided ownership interests in jointly owned electric plant at December 31, 2001, were as follows:



                                                                             Production Plant
                            -----------------------------------------------------------------     Transmission
                            Peach Bottom        Salem     Keystone     Conemaugh  Quad Cities  and Other Plant
                                                PSE&G
Operator                      Generation       Nuclear     Reliant       Reliant   Generation      Various Co.
--------------------------------------------------------------------------------------------------------------
Participating Interest               50%        42.59%      20.99%        20.72%          75%     21 to 44%
Exelon's Share:
Plant                              $ 387         $  12       $ 121        $  193         $ 96          $ 66
Accumulated Depreciation           $ 220         $   4       $  98        $  124         $ 10          $ 25
Construction Work
     in Progress                   $  13         $  53       $  13        $   12         $ 52          $  1
-------------------------------------------------------------------------------------------------------------



Exelon's undivided ownership interests are financed with Exelon funds and, when placed in service, all operations are accounted for as if such participating interests were wholly owned facilities.

13. Nuclear Decommissioning and Spent Fuel Storage

Exelon has an obligation to decommission its nuclear power plants. Exelon's current estimate of its nuclear facilities' decommissioning cost for its owned nuclear power plants is $7.2 billion in current year (2002) dollars. These expenditures are expected to occur after the plants retirement, estimated to begin in 2045. Decommissioning costs are currently recoverable through regulated rates. Under rates in effect through December 31, 2001, Exelon collected approximately $102 million in 2001 from customers. At December 31, 2001 the decommissioning liability, recorded in Accumulated Depreciation and Deferred Credits and Other Liabilities on Exelon's Consolidated Balance Sheets, was $2.7 billion and $1.3 billion, respectively. At December 31, 2000 the decommissioning liability, recorded in Accumulated Depreciation and Deferred Credits and Other Liabilities on Exelon's Consolidated Balance Sheets, was $2.6 billion and $1.3 billion, respectively. In order to fund future decommissioning costs, at December 31, 2001 and 2000, Exelon held $3.2 billion and $3.1 billion, respectively, in trust accounts which are included as Investments in Exelon's Consolidated Balance Sheets at their fair market value. Exelon believes that the amounts being recovered from customers through regulated rates and earnings on nuclear decommissioning trust funds will be sufficient to fully fund its decommissioning obligations.
In connection with the transfer of ComEd's nuclear generating stations to Generation, ComEd asked the ICC to approve the continued recovery of decommissioning costs after the transfer. On December 20, 2000, the ICC issued an order finding that the ICC has the legal authority to permit ComEd to continue to recover decommissioning costs from customers for the six-year term of the power purchase agreements between ComEd and Generation. Under the ICC order, ComEd is permitted to recover $73 million per year from customers for decommissioning for the years 2001 through 2004. In 2005 and 2006, ComEd can recover up to $73 million annually, depending upon the portion of the output of the former ComEd nuclear stations that ComEd purchases from Generation. Under the ICC order, subsequent to 2006, there will be no further recoveries of decommissioning costs from customers. The ICC order also provides that any surplus funds after the nuclear stations are decommissioned must be refunded to customers. The amount of recovery in the ICC order is less than the $84 million annual amount ComEd recovered in 2000. The ICC order is currently pending on appeal in the Illinois Appellate Court.
To account for the effects of the ICC order, in the first quarter of 2001 ComEd reduced its nuclear decommissioning regulatory asset to $372 million, reflecting the reduction in expected probable future recoveries from customers through 2006. The reduction in the regulatory asset in the amount of $347 million was recorded as an adjustment to the initial purchase price allocation relating to the asset and resulted in a corresponding increase in goodwill. Also, ComEd recorded an obligation to Generation of approximately $440 million representing ComEd's legal requirement to remit funds to Generation for the remaining regulatory asset amount of $372 million upon collection from customers, and for collections from customers prior to the establishment of external decommissioning trust funds in 1989 to be remitted to Generation for deposit into the decommissioning trusts through 2006. Unrealized gains and losses on decommissioning trust funds (based on the market value of the assets on the Merger date, in accordance with purchase accounting) had previously been recorded in accumulated depreciation or regulatory assets. As a result of the transfer of the ComEd nuclear plants to Generation and the ICC order limiting the regulated recoveries of decommissioning costs, net unrealized losses of $23 million (net of income taxes) at that date were reclassified to accumulated other comprehensive income. All subsequent realized gains and losses on these decommissioning trust funds' assets are based on the cost basis of the trust fund assets established on the Merger date and are reflected in Other Income and Deductions in Exelon's Consolidated Statements of Income.
Under the Nuclear Waste Policy Act of 1982 (NWPA), the U.S. Department of Energy
(DOE) is responsible for the selection and development of repositories for, and the disposal of, spent nuclear fuel (SNF) and high-level radioactive waste. ComEd and PECO, as required by the NWPA, each signed a contract with the DOE (Standard Contract) to provide for disposal of SNF from their respective nuclear generating stations. In accordance with the NWPA and the Standard Contract, ComEd and PECO pay the DOE one mill ($.001) per kilowatt-hour of net nuclear generation for the cost of nuclear fuel long-term storage and disposal. This fee may be adjusted prospectively in order to ensure full cost recovery. The NWPA and the Standard Contract required the DOE to begin taking possession of SNF generated by nuclear generating units by no later than January 1998. The DOE, however, failed to meet that deadline and its performance is expected to be delayed significantly. The DOE's current estimate for opening a SNF facility is 2010. This extended delay in SNF acceptance by the DOE has led to Exelon's adoption of dry storage at its Dresden and Peach Bottom Units and its consideration of dry storage at other units.
In July 1998, ComEd filed a complaint against the United States Government (Government) in the United States Court of Federal Claims (Court) seeking to recover damages caused by the DOE's failure to honor its contractual obligation to begin disposing of SNF in January 1998. In August 2001, the Court granted ComEd's motion for partial summary judgment for liability on ComEd's breach of contract claim. In November 2001 the Government filed two partial summary judgment motions relating to certain damage issues in the case as well as two motions to dismiss claims other than ComEd's breach of contract claim. The Court has deferred briefing on those motions pending completion of discovery on certain damage issues.
In July 2000, PECO entered into an agreement with the DOE relating to PECO's Peach Bottom nuclear generating unit to address the DOE's failure to begin removal of SNF in January 1998 as required by the Standard Contract. Under that agreement, the DOE agrees to provide PECO with credits against PECO's future contributions to the Nuclear Waste Fund over the next ten years to compensate PECO for SNF storage costs incurred as a result of the DOE's breach of the contract. The agreement also provides that, upon PECO's request, the DOE will take title to the SNF and the interim storage facility at Peach Bottom provided certain conditions are met. In November 2000, eight utilities with nuclear power plants filed a Joint Petition for Review against the DOE with the United States Court of Appeals for the Eleventh Circuit seeking to invalidate that portion of the agreement providing for credits to PECO against nuclear waste fund payments on the ground that such provision is a violation of the NWPA. PECO intervened as a defendant in that case, which is ongoing. In April 2001, an individual filed suit against the DOE with the United States District Court for the Middle District of Pennsylvania seeking to invalidate the agreement on the grounds that the DOE has violated the National Environmental

Policy Act and the Administrative Procedure Act. PECO intervened as a defendant and moved to dismiss the complaint. The Court has not yet ruled on the motion to dismiss.
The Standard Contract with the DOE also requires that PECO and ComEd pay the DOE a one-time fee applicable to nuclear generation through April 6, 1983. PECO's fee has been paid. Pursuant to the Standard Contract, ComEd elected to pay the one-time fee of $277 million, with interest to the date of payment, just prior to the first delivery of SNF to the DOE. As of December 31, 2001, the liability for the one-time fee with interest was $843 million. The liabilities for spent nuclear fuel disposal costs, including the one-time fee, were transferred to Generation as part of the corporate restructuring.

14. Notes Payable

                                                                     2001             2000             1999
------------------------------------------------------------------------------------------------------------
Average borrowings                                                   $193            $186              $242
Average interest rates, computed on daily basis                      4.01%           6.62%             5.62%
Maximum borrowings outstanding                                       $599            $500              $728
Average interest rates, at December 31                               2.63%           7.18%             6.80%
============================================================================================================

Exelon, ComEd, PECO and Generation entered into a $1.5 billion 364 day unsecured revolving credit facility on December 12, 2001 with a group of banks. This credit facility is used principally to support the commercial paper programs of Exelon, ComEd and PECO. At December 31, 2001 and 2000, the amount of commercial paper outstanding was $360 million and $161 million, respectively. Interest rates on the advances from the credit facility are based on the London Interbank Offering Rate (LIBOR) as of the date of the advance.
In October 2000, Exelon obtained a $1.25 billion term loan due June 30, 2001 to finance the cash consideration paid to former holders of Unicom common stock in connection with the Merger and to finance the purchase of its 49.9% interest in Sithe in December 2000. On December 31, 2000, Exelon had $1,210 million outstanding on the term loan which is also reflected in Notes Payable on the Consolidated Balance Sheets. This term loan was refinanced with long-term debt in the second quarter of 2001. The average interest rate on this term loan for the period it was outstanding in 2001 and 2000 was 6.4% and 7.6%, respectively.

15. Long-Term Debt

                                                                                            at December 31,
                                                         --------------------------------------------------
                                                                            Maturity
                                                                 Rates          Date        2001      2000
-----------------------------------------------------------------------------------------------------------
ComEd Transitional Trust Notes
 Series 1998-A:                                            5.00%-6.00%     2002-2008     $ 2,380  $  2,720
PETT Bonds Series 1999-A:
      Fixed rates                                          5.63%-6.13%     2003-2008 (a)   2,561     2,706
      Floating rates                                      5.081%-6.52%     2004-2007 (a)     327     1,132
PETT Bonds Series 2000-A:                                   7.3%-7.65%     2002-2009 (a)     890     1,000
PETT Bonds Series 2001:                                          6.52%          2010 (a)     805        --
First and Refunding Mortgage Bonds (b) (c):
      Fixed rates                                         4.00%-10.00%     2002-2023       3,942     4,260
      Floating rates                                       1.46%-1.62%          2012         154       154
Notes payable                                              6.75%-9.20%     2002-2020       2,647     1,459
Pollution control notes:
      Fixed rates                                               5.875%          2007          44        46
      Floating rates                                       1.59%-2.45%     2009-2034         583       461
Notes payable - accounts receivable agreement            5.625%-10.25%          2005          55        40
Sinking fund debentures                                   3.125%-4.75%     2004-2011          23        27
-----------------------------------------------------------------------------------------------------------
Total Long-Term debt (d)                                                                  14,411    14,005
Unamortized debt discount and premium, net                                                  (129)     (139)
Due within one year                                                                       (1,406)     (908)
-----------------------------------------------------------------------------------------------------------
Long-Term debt                                                                           $12,876  $ 12,958
===========================================================================================================

(a) The maturity date represents the expected final payment date which is the date when all principal and interest of the related class of transition bonds is expected to be paid in full in accordance with the expected amortization schedule for the applicable class. The date when all principal and interest must be paid in full for the PETT Bonds Series 1999-A, 2000-A and 2001-A are 2003 through 2009, 2003 through 2010 and 2010, respectively. The current portion of transition bonds is based upon the expected maturity date.
(b) Utility plant of ComEd and PECO is subject to the liens of their respective mortgage indentures.
(c) Includes first mortgage bonds issued under the ComEd and PECO mortgage indentures securing pollution control notes.
(d) Long-term debt maturities in the period 2002 through 2006 and thereafter are as follows:

     2002          $  1,406
     2003             1,391
     2004               896
     2005             1,308
     2006             1,268
     Thereafter       8,142
     ----------------------
     Total          $14,411
     ======================



In 2001, ComEd entered into forward starting interest rate swaps with an aggregate notional amount of $250 million to manage interest rate exposure associated with the anticipated $400 million refinancing of ComEd First Mortgage Bonds. ComEd also entered into an interest rate swap agreement with a notional amount of $235 million to effectively convert fixed rate debt to floating rate debt.
In 1999, PECO entered into treasury forwards associated with the anticipated issuance of the Series 2000-A Transition Bonds. On May 2, 2000, these instruments were settled with net proceeds to the counterparties of $13 million which has been deferred and is being amortized over the life of the Series 2000-A Transition Bonds as an increase to interest expense.

In 1998, PECO entered into treasury forwards and forward starting interest rate swaps to manage interest rate exposure associated with the anticipated issuance of the Series 1999-A Transition Bonds. On March 18, 1999, these instruments were settled with net proceeds of $80 million to PECO which were deferred and are being amortized over the life of the Series 1999-A Transition Bonds as a reduction of interest expense.

In connection with the refinancing of a portion of the two floating rate series of transition bonds in the first quarter of 2001, PECO settled $318 million of a forward starting interest rate swap resulting in a $6 million gain which is reflected in other income and deductions due to the transaction no longer being probable. Also, in connection with the refinancing, PECO settled a portion of the interest rate swaps and the remaining portion of the forward starting interest rate swaps resulting in gains of $25 million, which were deferred and are being amortized over the expected remaining lives of the related debt.
At December 31, 2001 and 2000, the aggregate unamortized net gain on the settlement of PECO transactions was $55 million and $51 million, respectively.

Prepayment premiums of $39 million, offset by unamortized issuance premiums of $17 million, associated with the early retirement of debt in 2001 have been deferred in regulatory assets and will be amortized to interest expense over the life of the related new debt issuance consistent with regulatory recovery. In 2000 and 1999, Exelon incurred extraordinary charges aggregating $6 million ($4 million, net of tax) and $62 million ($37 million, net of tax), respectively for prepayment premiums and the write-offs of unamortized deferred financing costs associated with the early retirement of debt.

16. Income Taxes

Income tax expense (benefit) is comprised of the following components:



                                                                           For the Years Ended December 31,
                                                                 ------------------------------------------
                                                                   2001             2000              1999
-----------------------------------------------------------------------------------------------------------
Included in operations:
Federal
    Current                                                      $  880            $ 163            $  293
    Deferred                                                        (61)             163                 6
    Investment tax credit, net                                      (14)             (15)              (14)
State
    Current                                                         119               --                72
    Deferred                                                          7               30                 1
-----------------------------------------------------------------------------------------------------------
                                                                 $  931            $ 341            $  358
===========================================================================================================
Included in extraordinary item:
Federal
    Current                                                      $   --            $  (2)           $  (19)
State
    Current                                                          --               --                (6)
-----------------------------------------------------------------------------------------------------------
                                                                 $   --            $  (2)           $  (25)
===========================================================================================================
Included in cumulative effects of changes
  in accounting principles:
Federal
    Deferred                                                     $    6            $  13            $   --
State
    Deferred                                                          2                3                --
-----------------------------------------------------------------------------------------------------------
                                                                 $    8            $  16            $   --
===========================================================================================================


The effective income tax rate varies from the U.S. Federal statutory rate for the years ended December 31 principally due to the following:

                                                                           For the Years Ended December 31,
                                                                 ------------------------------------------
                                                                   2001             2000              1999
-----------------------------------------------------------------------------------------------------------
U.S. Federal statutory rate                                          35.0%            35.0%          35.0%
Increase (decrease) due to:
    Property basis differences                                       (0.2)             0.1           (0.8)
    State income taxes, net of Federal income tax benefit             3.4              2.1            4.8
    Amortization of investment tax credit                            (0.5)            (1.6)         (1.5)
    Amortization of goodwill                                          1.9              0.9           --
    Prior period income taxes                                        (0.3)             0.4           (0.7)
    Dividends on PECO Preferred Stock                                 0.2              0.4            0.4
    Other, net                                                        0.2              0.3           (0.1)
-----------------------------------------------------------------------------------------------------------
Effective income tax rate                                            39.7%            37.6%          37.1%
===========================================================================================================

The tax effects of temporary differences giving rise to significant portions of Exelon's deferred tax assets and liabilities as of December 31, 2001 and 2000 are presented below:

                                                                               (Restated
                                                                             see note 2)

                                                                                    2001              2000
-----------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
    Plant basis difference                                                       $ 5,116          $  4,535
    Deferred gain on like-kind exchange                                              453               466
    Deferred investment tax credit                                                   222               330
    Deferred debt refinancing costs                                                   44                48
    Other, net                                                                        63                 5
-----------------------------------------------------------------------------------------------------------
Total deferred tax liabilities                                                     5,898             5,384
-----------------------------------------------------------------------------------------------------------
Deferred tax assets:
    Decommissioning and decontamination obligations                                 (813)               --
    Deferred pension and postretirement obligations                                 (382)             (437)
    Other, net                                                                       (22)             (270)
-----------------------------------------------------------------------------------------------------------
Total deferred tax assets                                                         (1,217)             (707)
-----------------------------------------------------------------------------------------------------------
Deferred income taxes (net) on the balance sheet                                 $ 4,681          $  4,677
===========================================================================================================



Prior to 2001, the offsetting deferred tax assets and liabilities resulting from decommissioning and decontamination assets and obligations, accounted for as regulatory assets and liabilities, were recorded within the plant basis difference caption above. As a result of the corporate restructuring, on January 1, 2001, the decommissioning and decontamination obligations were transferred to Generation, an unregulated subsidiary; however the regulatory asset related to decommissioning and decontamination remained with ComEd as a receivable from its regulated customers. The deferred tax liability relating to the regulatory asset is reflected in the plant basis difference caption, however, the deferred tax asset related to the decommissioning and decontamination obligation is no longer recorded in the plant basis difference caption with the regulatory assets and liabilities.
In accordance with regulatory treatment of certain temporary differences, Exelon has recorded a regulatory asset for recoverable deferred income taxes of $701 million and $632 million at December 31, 2001 and 2000, respectively. These recoverable deferred income taxes include the deferred tax effects associated principally with liberalized depreciation accounted for in accordance with the ratemaking policies of the ICC and PUC, as well as the revenue impacts thereon, and assume continued recovery of these costs in future rates.

The Internal Revenue Service and certain state tax authorities are currently auditing certain tax returns of Exelon's predecessor entities, Unicom and PECO. The current audits are not expected to have an adverse impact on financial condition or results of operations of Exelon.

17. Retirement Benefits

Exelon sponsors defined benefit pension plans and postretirement welfare benefit plans applicable to essentially all ComEd, PECO, Generation and BSC employees and certain employees of Enterprises. In 2001, Exelon consolidated the former Unicom and PECO plans into Exelon plans. Essentially all management employees, and electing union employees, hired on or after January 1, 2001 participate in newly established cash balance pension plans. Management employees who were active participants in the former Unicom and PECO pension plans on December 31, 2000, and remain employed by Exelon on January 1, 2002, will have the opportunity to continue to participate in the pension plan or to transfer to the cash balance plan. Benefits under Exelon's pension plans generally reflect each employee's compensation, years of service and age at retirement. Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. The following tables provide a reconciliation of benefit obligations, plan assets and funded status of the plans.



                                                           Pension Benefits  Other Postretirement Benefits
                                                   --------------------------------------------------------
                                                        2001           2000           2001            2000
-----------------------------------------------------------------------------------------------------------
Change in Benefit Obligation:
Net benefit obligation at beginning of year         $  6,695        $ 2,054      $   2,275        $    798
Service cost                                              94             39             42              24
Interest cost                                            498            219            161              83
Plan participants' contributions                          --             --              4               1
Plan amendments                                           44             --           (191)             --
Actuarial (gain)loss                                     254            228            173             144
Acquisitions                                              --          4,231             --           1,228
Curtailments/Settlements                                 (38)           (74)            --               4
Special accounting costs                                  48            217              3              48
Gross benefits paid                                     (494)          (219)          (136)            (55)
-----------------------------------------------------------------------------------------------------------
Net benefit obligation at end of year               $  7,101        $ 6,695      $   2,331        $  2,275
===========================================================================================================


Change in Plan Assets:
Fair value of plan assets at beginning of year      $  7,000        $ 2,982      $   1,188        $    244
Actual return on plan assets                            (265)            173           (14)             (7)
Employer contributions                                    38              2             90              84
Plan participants' contributions                          --             --              4               1
Acquisitions                                              --          4,062             --             921
Gross benefits paid                                     (494)          (219)          (136)            (55)
-----------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year            $  6,279        $ 7,000      $   1,132        $  1,188
===========================================================================================================
Funded status at end of year                        $   (822)        $   305      $ (1,199)       $ (1,087)
Miscellaneous adjustment                                  --             --             --               5
Unrecognized net actuarial (gain)loss                    397           (777)           440             143
Unrecognized prior service cost                          108             77           (191)             --
Unrecognized net transition obligation (asset)           (17)           (21)           103             122
-----------------------------------------------------------------------------------------------------------
Net amount recognized at end of year                $  (334)        $  (416)     $    (847)       $   (817)
===========================================================================================================



                                               Pension Benefits Other                              Postretirement Benefits
                                     -------------------------------------------------------------------------------------
                                      2001            2000             1999             2001            2000          1999
--------------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions
as of December 31,
Discount rate                        7.35%           7.60%            8.00%            7.35%          7.60%          8.00%
Expected return on plan assets       9.50%           9.50%            9.50%            9.50%          8.00%          8.00%
Rate of compensation increase        4.00%           4.30%            5.00%            4.00%          4.30%          5.00%
Health care cost trend on
covered charges                        N/A             N/A              N/A           10.00%          7.00%          8.00%
                                                                                  decreasing     decreasing     decreasing
                                                                                 to ultimate    to ultimate    to ultimate
                                                                               trend of 4.5%  trend of 5.0%  trend of 5.0%
                                                                                     in 2008        in 2005        in 2006

                                                     Pension Benefits Other                       Postretirement Benefits
                                     -------------------------------------------------------------------------------------
                                       2001           2000             1999            2001            2000          1999
--------------------------------------------------------------------------------------------------------------------------
Components of net periodic
benefit cost (benefit):
Service cost                          $  94         $   39           $   29        $     42          $   24         $  19
Interest cost                           498            219              154             161              83            57
Expected return on assets              (625)          (316)            (222)            (99)            (34)          (16)
Amortization of:
 Transition obligation (asset)           (4)            (4)              (4)             10              12            12
 Prior service cost                       9              7                5              (9)             --            --
 Actuarial (gain) loss                  (25)           (26)              (8)              1              --            --
Curtailment charge (credit)             (12)           (12)              --               9              24            --
Settlement charge (credit)               (9)           (16)              --              --              --            --
--------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost (benefit)   $ (74)        $ (109)          $  (46)       $    115          $  109         $  72
==========================================================================================================================
Special accounting costs              $  48         $  217           $   --        $      3          $   48         $  --
==========================================================================================================================



Sensitivity of retiree welfare results



-----------------------------------------------------------------------------------------------------------
Effect of a one percentage point increase in assumed health care cost trend
     on total service and interest cost components                                                 $   33
     on postretirement benefit obligation                                                          $  276
Effect of a one percentage point decrease in assumed health care cost trend
     on total service and interest cost components                                                 $  (28)
     on postretirement benefit obligation                                                          $ (239)
-----------------------------------------------------------------------------------------------------------

Prior service cost is amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plans.
Special accounting costs of $48 million in 2001 represent accelerated separation and enhancement benefits provided to PECO employees expected to be terminated as a result of the Merger. Special accounting costs in 2000 of $217 million represented PECO's accelerated separation and enhancement benefits of $96 million and ComEd's accelerated liability increase of $121 million inclusive of $96 million for separation benefits and $25 million for plan enhancements.

Exelon provides certain health care and life insurance benefits for retired employees. In 2001, Exelon adopted an amendment to the former Unicom postretirement medical benefit plan that changed the eligibility requirement of the plan to cover only employees who retire with 10 years of service after age 45 rather than with 10 years of service and having attained the age of 55. Welfare benefits for active employees are provided by several insurance policies or self-funded plans whose premiums or contributions are based upon the benefits paid during the year.
Additionally, Exelon sponsors nonqualified supplemental retirement plans which cover any excess pension benefits that would be payable to management employees under the qualified plan but which are limited by the Internal Revenue Code. The fair value of plan assets excludes $58 million held in trust as of December 31, 2001 for the payment of benefits under the supplemental plan and $8 million held in trust as of December 31, 2001 for the payment of postretirement medical benefits.
Exelon sponsors savings plans for the majority of its employees. The plans allow employees to contribute a portion of their pretax income in accordance with specified guidelines. Exelon matches a percentage of the employee contribution up to certain limits. The cost of Exelon's matching contribution to the savings plans totaled $57 million, $17 million and $7 million in 2001, 2000 and 1999, respectively.

18. Preferred Securities of Subsidiaries

Preferred and Preference Stock
At December 31, 2001 and 2000, Series Preference Stock of PECO, no par value, consisted of 100,000,000 shares authorized, of which no shares were outstanding. At December 31, 2001 and 2000, cumulative Preferred Stock of PECO, no par value, consisted of 15,000,000 shares authorized and the amounts set forth below:



                                                                                            at December 31,
                                            ---------------------------------------------------------------
                             Current              2001              2000             2001              2000
                          Redemption        ---------------------------------------------------------------
                            Price(a)                  Shares Outstanding                      Dollar Amount
-----------------------------------------------------------------------------------------------------------
Series (without mandatory
    redemption)
$4.68                      $  104.00          150,000           150,000            $  15            $   15
$4.40                         112.50          274,720           274,720               27                27
$4.30                         102.00          150,000           150,000               15                15
$3.80                         106.00          300,000           300,000               30                30
$7.48                            (b)          500,000           500,000               50                50
-----------------------------------------------------------------------------------------------------------
                                            1,374,720         1,374,720              137               137
Series (with mandatory
    redemption)
$6.12                            (c)          185,400           370,800               19                37
-----------------------------------------------------------------------------------------------------------
Total preferred stock                       1,560,120         1,745,520            $ 156            $  174
===========================================================================================================

(a) Redeemable, at the option of PECO, at the indicated dollar amounts per share, plus accrued dividends.
(b) None of the shares of this series is subject to redemption prior to April 1, 2003.
(c) PECO made the annual sinking fund payments of $18.5 million on August 1, 2001 and August 2, 2000. The future sinking fund requirement in 2002 is $18.5 million.



At December 31, 2001, ComEd Prior Preferred Stock and ComEd Preference Stock consisted of 850,000 and 6,810,451 shares authorized, respectively, none of which were outstanding.

Company Obligated Mandatorily Redeemable Preferred Securities At December 31, 2001 and 2000, subsidiary trusts of PECO and ComEd had outstanding the following preferred securities:

                                                                                           at December 31,
                                                            -----------------------------------------------
                           Mandatory    Distri-     Liqui-           2001           2000     2001     2000
                          Redemption     bution     dation  -----------------------------------------------
                                Date       Rate      Value  Trust Securities Outstanding     Dollar Amount
-----------------------------------------------------------------------------------------------------------
PECO Energy
    Capital Trust II            2037      8.00%   $     25      2,000,000      2,000,000    $  50   $   50
PECO Energy
    Capital Trust III           2028      7.38%      1,000         78,105         78,105       78       78
-----------------------------------------------------------------------------------------------------------
Total                                                           2,078,105      2,078,105    $ 128   $  128
===========================================================================================================
ComEd Financing I               2035      8.48%   $     25      8,000,000      8,000,000    $ 200      200
ComEd Financing II              2027      8.50%      1,000        150,000        150,000      150      150
Unamortized Discount                                                                          (21)     (22)
-----------------------------------------------------------------------------------------------------------
    Total                                                       8,150,000      8,150,000    $ 329   $  328
===========================================================================================================



The securities issued by the PECO trusts represent Company Obligated Mandatorily Redeemable Preferred Securities of a Partnership (COMRPS) having a distribution rate and liquidation value equivalent to the trust securities. The COMRPS are the sole assets of these trusts and represent limited partnership interests of PECO Energy Capital, L.P. (Partnership), a Delaware limited partnership. Each holder of a trust's securities is entitled to withdraw the corresponding number of COMRPS from the trust in exchange for the trust securities so held. Each series of COMRPS is supported by PECO's deferrable interest subordinated debentures, held by the Partnership, which bear interest at rates equal to the distribution rates on the related series of COMRPS.
ComEd Financing I and ComEd Financing II are wholly owned subsidiary trusts of ComEd. Each ComEd trust's sole assets are subordinated deferrable interest securities issued by ComEd bearing interest rates equivalent to the distribution rate of the related trust security.
The interest expense on the debentures and deferrable interest securities is included in Distributions on Preferred Securities of Subsidiaries in the Consolidated Statements of Income and is deductible for income tax purposes.

19. Common Stock

At December 31, 2001 and 2000, common stock without par value consisted of 600,000,000 and 600,000,000 shares authorized and 321,006,904 and 319,005,112 shares outstanding, respectively.

Stock Repurchase
In January 2000, in connection with the Merger Agreement, PECO entered into a forward purchase agreement to purchase $500 million of its common stock from time to time. Settlement of this forward purchase agreement was, at PECO's election, on a physical, net share or net cash basis. In May 2000, PECO utilized a portion of the proceeds from the securitization of its stranded cost recovery to physically settle this agreement, resulting in the repurchase of 12 million shares of common stock for $496 million. In connection with the settlement of this agreement, PECO received $1 million in accumulated dividends on the repurchased shares and paid $6 million of interest.
During 1997, PECO's Board of Directors authorized the repurchase of up to 25 million shares of its common stock from time to time through open-market, privately negotiated and/or other types of transactions in conformity with the rules of the SEC. Pursuant to these authorizations, PECO entered into forward purchase agreements to be settled from time to time, at PECO's election, on a physical, net share or net cash basis. PECO utilized the proceeds from the securitization of a portion of its stranded cost recovery in the first quarter of 1999, to physically settle these agreements, resulting in the purchase of 21 million shares of common stock for $696 million. In connection with the settlement of these agreements, PECO received $18 million in accumulated dividends on the repurchased shares and paid $6 million of interest.

Stock-Based Compensation Plans
Exelon maintains a Long-Term Incentive Plan (LTIP) for certain full-time salaried employees and previously maintained a broad-based incentive program for certain other employees. The types of long-term incentive awards that have been granted under the LTIP are non-qualified options to purchase shares of Exelon's common stock and common stock awards. At December 31, 2001, there were 9,000,000 options authorized for issuance under the LTIP and 2,000,000 options authorized under the broad-based incentive program. Exelon uses the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No.
123). If Exelon elected to account for its stock-based compensation plans based on SFAS No. 123, it would have recognized compensation expense of $7 million, $60 million and $10 million, for 2001, 2000 and 1999, respectively. In addition, net income would have been $1,421 million, $526 million and $560 million for 2001, 2000 and 1999, respectively, and earnings per share would have been $4.41, $2.58 and $2.84 for 2001, 2000 and 1999, respectively.
The exercise price of the stock options is equal to the fair market value of the underlying stock on the date of option grant. Options granted under the LTIP and the broad-based incentive program become exercisable upon attainment of a target share value and/or time. All options expire 10 years from the date of grant. Information with respect to the LTIP and the broad-based incentive program at December 31, 2001 and changes for the three years then ended, is as follows:



                                             Weighted                   Weighted                  Weighted
                                              Average                    Average                   Average
                                             Exercise                   Exercise                  Exercise
                                                Price                      Price                     Price
                                  Shares  (per share)       Shares   (per share)       Shares  (per share)
                                    2001         2001         2000          2000         1999         1999
-----------------------------------------------------------------------------------------------------------
Balance at January 1          15,287,859        42.13    6,065,897       $ 31.91    4,663,008      $ 27.71
Options granted/assumed          629,200        66.42   11,089,051 (a)     46.09    2,049,789        39.32
Options exercised             (1,695,474)       34.84   (1,725,058)        31.79     (568,000)        25.17
Options canceled                (181,589)       52.64     (142,031)        39.95      (78,900)        38.14
-----------------------------------------------------------------------------------------------------------
Balance at December 31        14,039,996        43.96   15,287,859         42.13    6,065,897        31.91
===========================================================================================================
Exercisable at
  December 31                  8,006,193        38.75    4,953,942         30.04    3,331,903        25.60
===========================================================================================================
Weighted average fair value
  of options granted
  during year                                 $ 19.59                    $ 16.62                   $  8.24
===========================================================================================================

(a) Includes 5.3 million options converted in the Merger.



The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001, 2000 and 1999, respectively:



                                                                   2001             2000              1999
-----------------------------------------------------------------------------------------------------------
Dividend yield                                                      3.2%             3.6%              5.7%
Expected volatility                                                36.8%            36.8%             30.5%
Risk-free interest rate                                             4.9%             5.9%              5.9%
Expected life (years)                                               5.0              5.0               9.5
-----------------------------------------------------------------------------------------------------------



At December 31, 2001, the options outstanding, based on ranges of exercise prices, were as follows:



                                                    Options Outstanding                Options Exercisable
                         ----------------------------------------------------------------------------------
                                             Weighted
                                              Average
                                            Remaining          Weighted                           Weighted
                                          Contractual           Average                            Average
Range of                      Number             Life          Exercise           Number          Exercise
Exercise Prices          Outstanding          (years)             Price      Exercisable             Price
------------------------------------------------------------------------------------------------------------
$10.01-$20.00                597,400             6.14            $19.68          597,400             $19.68
$20.01-$30.00              1,639,611             4.40             25.03        1,639,611              25.03
$30.01-$40.00              5,395,604             7.54             37.85        3,069,046              37.63
$40.01-$50.00              1,438,206             7.43             41.56        1,023,557              41.21
$50.01-$60.00              4,332,775             8.82             59.46        1,669,077              59.49
$60.01-$70.00                636,400             9.04             67.30            7,502              64.97
------------------------------------------------------------------------------------------------------------
Total                     14,039,996                                           8,006,193
============================================================================================================


Under Exelon's LTIP 195,725 shares and 120,300 shares of common stock awards were issued during 2000 and 1999, respectively. Vesting for the common stock awards is over a period not to exceed 10 years from the grant date. Compensation cost of $14 million associated with these awards is amortized to expense over the vesting period. The related accumulated amortization was approximately $12 million, $7 million and $2 million at December 31, 2001, 2000 and 1999, respectively.
Additionally under Exelon's LTIP, 426,794 and 159,129 Exelon common share awards were granted during 2001 and 2000, respectively. Compensation cost of $30 million is to be accrued to expense over the vesting period of up to 5 years from the date of the grant. The related accumulated amortization was approximately $17 million and $6 million at December 31, 2001 and 2000, respectively.
In June 2001, the Board of Directors of Exelon approved the Employee Stock Purchase Plan (ESPP). The purpose of the ESPP is to provide employees of Exelon, and its subsidiary companies the right to purchase shares of Exelon's common stock at below-market prices. A total of 5,000,000 shares of Exelon's common stock have been reserved for issuance under the ESPP. Employees' purchases are limited to no more than 125 shares per quarter and no more than $25,000 in fair market value in any plan year. During 2001, employees purchased 137,648 shares of Exelon common stock under the ESPP.

20. Fair Value of Financial Assets and Liabilities

The carrying amounts and fair values of Exelon's financial assets and liabilities as of December 31, 2001 and 2000 were as follows:



                                                              2001                                    2000
                                        -------------------------------------------------------------------
                                          Carrying                                Carrying
                                            Amount     Fair Value                  Amount       Fair Value
-----------------------------------------------------------------------------------------------------------
Non-derivatives:
Liabilities
     Long-term debt (including
       amounts due within one year)      $  14,282        $ 14,912               $ 13,866        $  14,336
Preferred Securities of Subsidiaries           613             572                    630              601
Derivatives:
     Interest rate swaps                       (20)            (20)                    --              (19)
     Forward interest rate swaps                (1)             (1)                    --               40
     Energy derivatives                         92              92                    (34)             (34)
-----------------------------------------------------------------------------------------------------------

Cash and cash equivalents, customer accounts receivable and trust accounts for decommisioning nuclear plants are recorded at their fair value.
As of December 31, 2001 and 2000, Exelon's carrying amounts of cash and cash equivalents and accounts receivable are representative of fair value because of the short-term nature of these instruments. Fair values of the trust accounts for decommissioning nuclear plants, long-term debt and preferred securities of subsidiaries are estimated based on quoted market prices for the same or similar issues. The fair value of Exelon's interest rate swaps and power purchase and sale contracts is determined using quoted exchange prices, external dealer prices, or internal valuation models which utilize assumptions of future energy prices and available market pricing curves.
Financial instruments that potentially subject Exelon to concentrations of credit risk consist principally of cash equivalents and customer accounts receivable. Exelon places its cash equivalents with high-credit quality financial institutions. Generally, such investments are in excess of the Federal Deposit Insurance Corporation limits. Concentrations of credit risk with respect to customer accounts receivable are limited due to Exelon's large number of customers and their dispersion across many industries.
Exelon has entered into interest rate swaps and forward-starting interest rate swaps to manage interest rate exposure in the aggregate notional amount of $576 million. These swaps have been designated as cash-flow hedges under SFAS No. 133, and as such, as long as the hedge remains effective and the underlying transaction remains probable, changes in the fair value of these swaps will be recorded in accumulated other comprehensive income (loss) until earnings are affected by the variability of the cash flows being hedged. Exelon has also entered into an interest rate swap to lock in the value of a $235 million fixed-rate obligation of ComEd. This swap has been designated as a fair-value hedge, as defined in SFAS No. 133 and as such, changes in the fair value of the swap will be recorded in earnings. However, as long as the hedge remains effective and the underlying transaction remains probable, changes in the fair value of the swap will be offset by changes in the fair value of the hedged liabilities. Any change in the fair value of the hedge as a result of ineffectiveness would be recorded immediately in earnings.
The notional amount of derivatives do not represent amounts that are exchanged by the parties and, thus, are not a measure of Exelon's exposure. The amounts exchanged are calculated on the basis of the notional or contract amounts, as well as on the other terms of the derivatives, which relate to interest rates and the volatility of these rates.
Exelon utilizes derivatives to manage the utilization of its available generating capacity and provision of wholesale energy to its affiliates. Exelon also utilizes energy option contracts and energy financial swap arrangements to limit the market price risk associated with forward energy commodity contracts. Additionally, Exelon enters into certain energy-related derivatives for trading or speculative purposes.
Exelon would be exposed to credit-related losses in the event of non-performance by the counterparties that issued the derivative instruments. The credit exposure of derivatives contracts is represented by the fair value of contracts at the reporting date. Exelon's interest rate swaps are documented under master agreements. Among other things, these agreements provide for a maximum credit exposure for both parties. Payments are required by the appropriate party when the maximum limit is reached. The majority of power purchase and sale contracts are documented under master netting agreements.
On January 1, 2001, Exelon recognized a non-cash gain of $12 million, net of income taxes, in earnings and deferred a non-cash gain of $44 million, net of income taxes, in accumulated other comprehensive income, a component of shareholders' equity, to reflect the initial adoption of SFAS No. 133, as amended. SFAS No. 133 must be applied to all derivative instruments and requires that such instruments be recorded in the balance sheet either as an asset or a liability measured at their fair value through earnings, with special accounting permitted for certain qualifying hedges.
During 2001, Exelon recognized net gains of $16 million ($10 million, net of income taxes) relating to mark-to-market (MTM) adjustments of certain non-trading power purchase and sale contracts pursuant to SFAS No. 133. MTM adjustments on power purchase contracts are reported in fuel and purchased power and MTM adjustments on power sale contracts are reported as Operating Revenues in the Consolidated Statements of Income. During 2001, Exelon recognized net gains aggregating $14 million ($10 million, net of income taxes) on derivative instruments entered into for trading purposes. Exelon commenced financial trading in the second quarter of 2001. Gains and losses associated with financial trading are reported as Other Income and Deductions in the Consolidated Statements of Income. During 2001, no amounts were reclassified from accumulated other comprehensive income into earnings as a result of forecasted energy commodity transactions no longer being probable. For 2001, a $6 million gain ($4 million, net of income taxes) was reclassified from accumulated other comprehensive income into earnings as a result of forecasted financing transactions no longer being probable.
As of December 31, 2001, $65 million of deferred net gains on derivative instruments accumulated in other comprehensive income are expected to be reclassified to earnings during the next twelve months. Amounts in accumulated other comprehensive income related to interest rate cash flows are reclassified into earnings when the forecasted interest payment occurs. Amounts in accumulated other comprehensive income related to energy commodity cash flows are reclassified into earnings when the forecasted purchase or sale of the energy commodity occurs. The majority of Exelon's cash flow hedges are expected to settle within the next 3 years. Exelon classifies investments in the trust accounts for decommissioning nuclear plants as available-for-sale. The following tables show the fair values, gross unrealized gains and losses and amortized costs bases for the securities held in these trust accounts.



                                                                                           December 31,2001
                                             --------------------------------------------------------------
                                                                    Gross          Gross
                                                 Amortized     Unrealized     Unrealized         Estimated
                                                      Cost          Gains         Losses        Fair Value
-----------------------------------------------------------------------------------------------------------
Equity securities                                 $  1,666   $        130     $     (236)       $    1,560
Debt securities
    Government obligations                             882             28             (3)              907
    Other debt securities                              701             16            (19)              698
-----------------------------------------------------------------------------------------------------------
Total debt securities                                1,583             44            (22)            1,605
-----------------------------------------------------------------------------------------------------------
Total available-for-sale securities               $   3,249   $       174     $     (258)        $   3,165
===========================================================================================================

                                                                                           December 31,2000
                                             --------------------------------------------------------------
                                                                    Gross          Gross
                                                 Amortized     Unrealized     Unrealized         Estimated
                                                      Cost          Gains         Losses        Fair Value
-----------------------------------------------------------------------------------------------------------
Equity securities                                 $  1,702   $        144     $     (180)       $    1,666
Debt securities
    Government obligations                             932             40             --               972
    Other debt securities                              470              8             (7)              471
-----------------------------------------------------------------------------------------------------------
Total debt securities                                1,402             48             (7)            1,443
-----------------------------------------------------------------------------------------------------------
Total available-for-sale securities               $  3,104   $        192     $     (187)       $    3,109
===========================================================================================================

Net unrealized losses of $84 million and gains of $5 million were recognized in Accumulated Depreciation, Regulatory Assets and Accumulated Other Comprehensive Income in Exelon's Consolidated Balance Sheets at December 31, 2001 and 2000, respectively.


                                                                                 For the Years December 31
                                                                                ---------------------------
                                                                                    2001              2000
-----------------------------------------------------------------------------------------------------------
Proceeds from sales                                                              $ 1,624        $      265
Gross realized gains                                                                  76                 9
Gross realized losses                                                               (189)              (46)
-----------------------------------------------------------------------------------------------------------

Net realized gains of $14 million and net realized losses of $37 million were recognized in Accumulated Depreciation and Regulatory Assets in Exelon's Consolidated Balance Sheets at December 31, 2001 and 2000, respectively and $127 million of net realized losses was recognized in Other Income and Deductions in Exelon's Consolidated Income Statements for 2001.
The available-for-sale securities held at December 31, 2001 have an average maturity of eight to ten years. The cost of these securities was determined on the basis of specific identification. See Note 13 - Nuclear Decommissioning and Spent Fuel Storage for further information regarding the nuclear decommissioning trusts.

21. Commitments and Contingencies

Capital Commitments
In December 2001, Generation agreed to purchase two generation plants located in the Dallas-Fort Worth metropolitan area from TXU Corp. (TXU) to expand its presence in the Texas region. The $443 million purchase of the two natural-gas and oil-fired plants, to be funded through available cash and commercial paper proceeds, will add approximately 2,300 megawatts (MW) capacity. The transaction includes a power purchase agreement for TXU to purchase power during the months of May through September from 2002 through 2006. During the periods covered by the power purchase agreement, TXU will make fixed capacity payments and will provide fuel to Exelon in return for exclusive rights to the energy and capacity of the generation plants. The closing of the acquisition is contingent upon receipt of the necessary regulatory approvals and is anticipated to occur in the first quarter of 2002. Also, Exelon has committed to provide AmerGen with capital contributions equivalent to 50% of the purchase price of any acquisitions AmerGen makes in 2002 and Exelon and British Energy have each agreed to provide up to $100 million to AmerGen at any time for operating expenses.

Nuclear Insurance
The Price-Anderson Act limits the liability of nuclear reactor owners for claims that could arise from a single incident. The current limit is $9.5 billion and is subject to change to account for the effects of inflation and changes in the number of licensed reactors. Through its subsidiaries, Exelon carries the maximum available commercial insurance of $200 million and the remaining $9.3 billion is provided through mandatory participation in a financial protection pool. Under the Price-Anderson Act, all nuclear reactor licensees can be assessed up to $89 million per reactor per incident, payable at no more than $10 million per reactor per incident per year. This assessment is subject to inflation and state premium taxes. In addition, the U.S. Congress could impose revenue-raising measures on the nuclear industry to pay claims. The Price-Anderson Act is scheduled to expire in August 2002. Although replacement legislation has been proposed from time to time, Exelon is unable to predict whether replacement legislation will be enacted.
Exelon carries property damage, decontamination and premature decommissioning insurance for each station loss resulting from damage to its nuclear plants. In the event of an accident, insurance proceeds must first be used for reactor stabilization and site decontamination. If the decision is made to decommission the facility, a portion of the insurance proceeds will be allocated to a fund, which Exelon is required by the Nuclear Regulatory Commission (NRC) to maintain, to provide for decommissioning the facility. Exelon is unable to predict the timing of the availability of insurance proceeds to Exelon and the amount of such proceeds which would be available. Under the terms of the various insurance agreements, Exelon could be assessed up to $121 million for losses incurred at any plant insured by the insurance companies. In the event that one or more acts of terrorism cause accidental property damage within a twelve month period from the first accidental property damage under one or more policies for all insureds, the maximum recovery for all losses by all insureds will be an aggregate of $3.2 billion plus such additional amounts as the insurer may recover for all such losses from reinsurance, indemnity, and any other source, applicable to such losses.
Additionally, through its subsidiaries, Exelon is a member of an industry mutual insurance company that provides replacement power cost insurance in the event of a major accidental outage at a nuclear station. The premium for this coverage is subject to assessment for adverse loss experience. Exelon's maximum share of any assessment is $46 million per year. Recovery under this insurance for terrorist acts is subject to the $3.2 billion aggregate limit and secondary to the property insurance described above.
In addition, Exelon participates in the American Nuclear Insurers Master Worker Program, which provides coverage for worker tort claims filed for bodily injury caused by a nuclear energy accident. This program was modified, effective January 1, 1998, to provide coverage to all workers whose "nuclear-related employment" began on or after the commencement date of reactor operations. Exelon will not be liable for a retrospective assessment under this new policy. However, in the event losses incurred under the small number of policies in the old program exceed accumulated reserves, a maximum retroactive assessment of up to $50 million could apply. Exelon is self-insured to the extent that any losses may exceed the amount of insurance maintained. Such losses could have a material adverse effect on Exelon's financial condition and results of operations.

Energy Commitments
Exelon's wholesale operations include the physical delivery and marketing of power obtained through its generation capacity, and long, intermediate and short-term contracts. Exelon maintains a net positive supply of energy and capacity, through ownership of generation assets and power purchase and lease agreements, to protect it from the potential operational failure of one of its owned or contracted power generating units. Exelon has also contracted for access to additional generation through bilateral long-term power purchase agreements. These agreements are firm commitments related to power generation of specific generation plants and/or are dispatchable in nature - similar to asset ownership. Exelon enters into power purchase agreements with the objective of obtaining low-cost energy supply sources to meet its physical delivery obligations to its customers. Exelon has also purchased firm transmission rights to ensure that it has reliable transmission capacity to physically move its power supplies to meet customer delivery needs. The primary intent and business objective for the use of its capital assets and contracts is to provide Exelon with physical power supply to enable it to deliver energy to meet customer needs. Exelon primarily uses financial contracts in its wholesale marketing activities for hedging purposes. Exelon also uses financial contracts to manage the risk surrounding trading for profit activities.
Exelon has entered into bilateral long-term contractual obligations for sales of energy to load-serving entities, including electric utilities, municipalities, electric cooperatives, and retail load aggregators. Exelon also enters into contractual obligations to deliver energy to wholesale market participants who primarily focus on the resale of energy products for delivery. Exelon provides delivery of its energy to these customers through access to its transmission assets or rights for firm transmission.
Generation has power purchase arrangements (PPAs) with Midwest Generation, LLC (Midwest Generation) for the purchase of capacity from its coal fired stations, in declining amounts through 2004. Contracted capacity and capacity available through the exercise of an annual option are as follows (in megawatts):



                                                                        Contracted          Available Option
                                                                           Capacity                 Capacity
------------------------------------------------------------------------------------------------------------
2002                                                                          4,013                    1,632
2003                                                                          1,696                    3,949
2004                                                                          1,696                    3,949
------------------------------------------------------------------------------------------------------------



The agreements also provide for the option to purchase 2,698 megawatts of oil and gas-fired capacity, and 944 megawatts of peaking capacity, subject to reduction.
Generation has entered into PPAs with AmerGen, under which it will purchase all the energy from Unit No. 1 at Three Mile Island Nuclear Station (TMI) after December 31, 2001 through December 31, 2014. Under a 1999 PPA, Generation will purchase from AmerGen all of the residual energy from the Clinton Nuclear Power Station (Clinton), through December 31, 2002. Currently, the residual output approximates 25% of the total output of the Clinton.
At December 31, 2001, Exelon had long-term commitments, relating to the purchase and sale of energy, capacity and transmission rights from unaffiliated utilities and others, including the Midwest Generation and AmerGen contracts, as expressed in the following tables:



                                                           Transmission
                                             Capacity            Rights       Power Only          Power Only
                                            Purchases         Purchases        Purchases               Sales
-------------------------------------------------------------------------------------------------------------
2002                                        $   1,005         $     139         $    551         $     1,803
2003                                            1,214                31              345                 666
2004                                            1,222                15              346                 219
2005                                              406                15              264                 139
2006                                              406                 5              250                  58
Thereafter                                      3,657                --            2,321                  22
-------------------------------------------------------------------------------------------------------------
Total                                       $   7,910         $     205         $  4,077         $     2,907
=============================================================================================================



Environmental Issues
Exelon's operations have in the past and may in the future require substantial capital expenditures in order to comply with environmental laws. Additionally, under Federal and state environmental laws, Exelon, through its subsidiaries, is generally liable for the costs of remediating environmental contamination of property now or formerly owned by Exelon and of property contaminated by hazardous substances generated by Exelon. Exelon owns or leases a number of real estate parcels, including parcels on which its operations or the operations of others may have resulted in contamination by substances which are considered hazardous under environmental laws. Exelon has identified 72 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. Exelon is currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.
As of December 31, 2001 and 2000, Exelon had accrued $156 million and $172 million, respectively, for environmental investigation and remediation costs, including $127 million and $140 million, respectively, for MGP investigation and remediation, that currently can be reasonably estimated. Included in the environmental investigation and remediation cost obligation as of December 31, 2001 and 2000 is $100 million and $110 million, respectively, that has been recorded on a discount basis, (reflecting discount rates of 5.5%). Such estimates, reflecting the effects of a 3% inflation rate before the effects of discounting were $154 million and $170 million at December 31, 2001 and 2000, respectively. Exelon anticipates that payments related to the discounted environmental investigation and remediation costs, recorded on an undiscounted basis, of $68 million will be incurred for the five-year period through 2006. Exelon cannot reasonably estimate whether it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by Exelon, environmental agencies or others, or whether such costs will be recoverable from third parties.

Leases
Minimum future operating lease payments, including lease payments for real estate, computers, rail cars and office equipment, as of December 31, 2001 were:



-----------------------------------------------------------------------------------------------------------
2002                                                                                                $   82
2003                                                                                                    84
2004                                                                                                    68
2005                                                                                                    67
2006                                                                                                    61
Remaining years                                                                                        628
-----------------------------------------------------------------------------------------------------------
Total minimum future lease payments                                                                 $  990
===========================================================================================================


Rental expense under operating leases totaled $75 million, $41 million, and $54 million in 2001, 2000 and 1999, respectively.

Litigation
Chicago Franchise. In March 1999, ComEd reached a settlement agreement with the City of Chicago (Chicago)to end the arbitration proceeding between ComEd and Chicago regarding the January 1, 1992 franchise agreement. As part of the settlement agreement, ComEd and Chicago agreed to a revised combination of ongoing work under the franchise agreement and new initiatives that will result in defined transmission and distribution expenditures by ComEd to improve electric services in Chicago. The settlement agreement provides that ComEd would be subject to liquidated damages if the projects are not completed by various dates, unless it was prevented from doing so by events beyond its reasonable control. In addition, ComEd and Chicago established an Energy Reliability and Capacity Account, into which ComEd deposited $25 million during each of the years 1999 through 2001 and has conditionally agreed to deposit $25 million at the end of 2002, to help ensure an adequate and reliable electric supply for Chicago.

Cotter Corporation Litigation. During 1989 and 1991, actions were brought in Federal and state courts in Colorado against ComEd and its subsidiary, Cotter Corporation (Cotter), seeking unspecified damages and injunctive relief based on allegations that Cotter permitted radioactive and other hazardous material to be released from its mill into areas owned or occupied by the plaintiffs, resulting in property damage and potential adverse health effects. In 1994, a Federal jury returned nominal dollar verdicts against Cotter on eight plaintiffs' claims in the 1989 cases, which verdicts were upheld on appeal. The remaining claims in the 1989 actions were settled or dismissed. In 1998, a jury verdict was rendered against Cotter in favor of 14 of the plaintiffs in the 1991 cases, totaling approximately $6 million in compensatory and punitive damages, interest and medical monitoring. On appeal, the Tenth Circuit Court of Appeals reversed the jury verdict, and remanded the case for new trial. These plaintiffs' cases were consolidated with the remaining 26 plaintiffs' cases, which had not been tried. The consolidated trial was completed on June 28, 2001. The jury returned a verdict against Cotter and awarded $16.3 million in various damages. On November 20, 2001, the District Court entered an amended final judgment which included an award of both pre-judgment and post-judgment interests, costs, and medical monitoring expenses which total $43.3 million. This matter is being appealed by Cotter in the Tenth Circuit Court of Appeals. Cotter will vigorously contest the award.
In November 2000, another trial involving a separate sub-group of 13 plaintiffs, seeking $19 million in damages plus interest was completed in federal district court in Denver. The jury awarded nominal damages of $42,500 to 11 of 13 plaintiffs, but awarded no damages for any personal injury or health claims, other than requiring Cotter to perform periodic medical monitoring at minimal cost. The plaintiffs appealed the verdict to the Tenth Circuit Court of Appeals.

On February 18, 2000, ComEd sold Cotter to an unaffiliated third party. As part of the sale, ComEd agreed to indemnify Cotter for any liability incurred by Cotter as a result of these actions, as well as any liability arising in connection with the West Lake Landfill discussed in the next paragraph. In connection with the corporate restructuring, the responsibility to indemnify Cotter for any liability related to these matters was transferred to Generation. Exelon's management believes adequate reserves have been established in connection with these proceedings.
The United States Environmental Protection Agency (EPA) has advised Cotter that it is potentially liable in connection with radiological contamination at a site known as the West Lake Landfill in Missouri. Cotter is alleged to have disposed of approximately 39,000 tons of soils mixed with 8,700 tons of leached barium sulfate at the site. Cotter, along with three other companies identified by the EPA as potentially responsible parties (PRPs), is reviewing a draft feasibility study that recommends capping the site. The PRPs are also engaged in discussions with the State of Missouri and the EPA. The estimated costs of remediation for the site are $10 to $15 million. Once a final feasibility study is complete and a remedy selected, it is expected that the PRPs will agree on an allocation of responsibility for the costs. Until an agreement is reached, Exelon cannot predict its share of the costs.

FERC Municipal Request for Refund. Three of ComEd's wholesale municipal customers filed a complaint and request for refund with the FERC alleging that ComEd failed to properly adjust its rates, as provided for under the terms of the electric service contracts with the municipal customers and to track certain refunds made to ComEd's retail customers in the years 1992 through 1994. In the third quarter of 1998, FERC granted the complaint and directed that refunds be made, with interest. ComEd filed a request for rehearing. On April 30, 2001, FERC issued an order granting rehearing in which it determined that its 1998 order had been erroneous and that no refunds were due from ComEd to the municipal customers. On June 29, 2001, FERC denied the customers' requests for rehearing of the order granting rehearing. In August 2001, each of the three wholesale municipal customers appealed the April 30, 2001 FERC order to the Federal circuit court, which consolidated the appeals for the purposes of briefing and decision. In November 2001, the court suspended briefing pending court-initiated settlement discussions.

Godley Park District Litigation. On April 18, 2001, the Godley Park District filed suit in Will County Circuit Court against ComEd and Exelon alleging that oil spills at Braidwood Station have contaminated the Park District's water supply. The complaint sought actual damages, punitive damages of $100 million and statutory penalties. The court dismissed all counts seeking punitive damages and statutory penalties, and the plaintiff has filed an amended complaint before the court. Exelon is contesting the liability and damages sought by the plaintiff.

Pennsylvania Real Estate Tax Appeals. Exelon is involved in tax appeals regarding two of its nuclear facilities, Limerick Generating Station (Montgomery County) and Peach Bottom Atomic Power Station (York County), and one of its fossil facilities, Eddystone (Delaware County). Exelon is also involved in the tax appeal for TMI (Dauphin County) through AmerGen. Exelon does not believe the outcome of these matters will have a material adverse effect on Exelon's results of operations or financial condition.

Retail Rate Law. In 1996, several developers of non-utility generating facilities filed litigation against various Illinois officials claiming that the enforcement against those facilities of an amendment to Illinois law removing the entitlement of those facilities to state-subsidized payments for electricity sold to ComEd after March 15, 1996 violated their rights under the Federal and state constitutions. The developers also filed suit against ComEd for a declaratory judgement that their rights under their contracts with ComEd were not affected by the amendment. On August 4, 1999, the Illinois Appellate Court held that the developers' claims against the state were premature, and the Illinois Supreme Court denied leave to appeal that ruling. Developers of both facilities have since filed amended complaints repeating their allegations that ComEd breached the contracts in question and requesting damages for such breach, in the amount of the difference between the state-subsidized rate and the amount ComEd was willing to pay for the electricity. ComEd is contesting this matter.

Service Interruptions. In August 1999, three class action lawsuits were filed against ComEd, and subsequently consolidated, in the Circuit Court of Cook County, Illinois seeking damages for personal injuries, property damage and economic losses related to a series of service interruptions that occurred in the summer of 1999. The combined effect of these interruptions resulted in over 168,000 customers losing service for more than four hours. Conditional class certification was approved by the court for the sole purpose of exploring settlement talks. ComEd filed a motion to dismiss the complaints. On April 24, 2001, the court dismissed four of the five counts of the consolidated complaint without prejudice and the sole remaining count was dismissed in part. On June 1, 2001, the plaintiffs filed a second amended consolidated complaint and ComEd has filed an answer. A portion of any settlement or verdict may be covered by insurance; discussions with the carrier are ongoing. Exelon's management believes adequate reserves have been established in connection with these cases.

Enron. Exelon is an unsecured creditor in Enron Corp.'s (Enron) bankruptcy proceeding. Exelon's claim for power and other products sold to Enron in November and early December 2001 is $8.5 million. Enron may assert that Exelon should not have closed out and terminated all of its forward contracts with Enron. If Enron is successful in this argument, Exelon's exposure could be greater than $8.5 million. Exelon may also be subject to exposure due to the credit policies of ISO-operated spot markets that allocate defaults of market participants to non-defaulting participants. Exelon has established reserves for these matters.
As a result of Enron's bankruptcy, ComEd has potential monetary exposure for customers served by Enron Energy Services (EES), either as a billing agent or a third party supplier. EES is the billing agent for 366 of ComEd's customer accounts. On January 7, 2002, EES was authorized by the bankruptcy court to reject its contracts for 129 of these accounts. EES advised Exelon on January 10, 2002, that it will move to reject its contracts with the remaining 237 accounts during the week of January 14, 2002. Exelon is working to ensure that customers know what amounts are owed to ComEd, and is obtaining updated billing addresses for these accounts. As of January 8, 2002, approximately $3.5 million in payments to Exelon were overdue and an additional $1.8 million in charges is currently payable but not overdue. Therefore, Exelon's total amount outstanding with respect to the EES accounts is approximately $5.3 million. Because that amount is owed to Exelon by individual customers, it is not part of the bankrupt Enron's estate. General. Exelon is involved in various other litigation matters. The ultimate outcome of such matters, as well as the matters discussed above, while uncertain, are not expected to have a material adverse effect on its respective financial condition or results of operations.

22. Segment Information

Exelon evaluates the performance of its business segments based on Earnings Before Interest Expense and Income Taxes (EBIT).

Energy Delivery consists of the retail electricity distribution and transmission businesses of ComEd in northern Illinois and PECO in southeastern Pennsylvania and the natural gas distribution business of PECO located in the Pennsylvania counties surrounding the City of Philadelphia. Generation consists of electric generating facilities, energy marketing operations and Exelon's interests in Sithe and AmerGen. Enterprises consists of competitive retail energy sales, energy and infrastructure services, communications and other investments weighted towards the communications, energy services and retail services industries. An analysis and reconciliation of Exelon's business segment information to the respective information in the consolidated financial statements are as follows:

                             Energy                                                      Intersegment
                           Delivery       Generation     Enterprises      Corporate      Eliminations    Consolidated
---------------------------------------------------------------------------------------------------------------------
Total Revenues:
2001                      $  10,171        $   7,048       $   2,292      $     341         $ (4,712)      $  15,140
2000                          4,511            3,316           1,395             --           (1,723)          7,499
1999                          3,265            2,411             644             --             (842)          5,478
Intersegment Revenues:
2001                      $      94        $   4,102       $     179      $     337         $ (4,712)      $      --
2000                             24            1,227             472             --           (1,723)             --
1999                             --              842              --             --             (842)             --
EBIT (a):
2001                      $   2,623        $     962       $    (107)     $     (22)        $     --       $   3,456
2000 (b)                      1,503              440            (140)          (328)              --           1,475
1999                          1,372              379            (212)          (194)              --           1,345
Depreciation and
 Amortization:
2001                      $   1,081        $     282       $      69      $      17         $     --       $   1,449
2000                            297              126              35             --               --             458
1999                            108              125               4             --               --             237
Capital Expenditures:
2001                      $   1,133        $     803       $      70      $      35         $     --       $   2,041
2000                            367              288              70             27               --             752
1999                            205              245               1             40               --             491
Total Assets:
2001 (Restated, see note 2)$  26,448       $   7,545       $   1,699      $    (914)        $     --       $  34,778
2000                          27,613           5,734           2,277           (838)              --          34,786
1999                          10,306           1,734             640            407               --          13,087
---------------------------------------------------------------------------------------------------------------------

(a) EBIT consists of operating income, equity in earnings (losses) of unconsolidated affiliates, and other income and expenses recorded in other, net with the exception of investment income. Investment income for 2001, 2000 and 1999 was $47 million, $64 million and $52 million, respectively.
(b) Includes non-recurring items of $276 million for Merger-related expenses in 2000.

Equity in losses of communications joint ventures and other investments of $19 million, $45 million and $38 million for 2001, 2000 and 1999, respectively, are included in the Enterprises business unit's EBIT and equity losses of affordable housing investments of $9 million for 2001 are included in Corporate's EBIT. Equity in earnings of AmerGen and Sithe of $90 million and $4 million for 2001 and 2000, respectively, are included in the Generation business unit's EBIT.

23. Related Party Transactions

In August 2001, Exelon loaned Sithe, an equity method investment of Generation, $150 million. The note, which bore interest at the eurodollar rate, plus 2.25%, was repaid in December 2001 with the proceeds of bank borrowings. In connection with the bank borrowing, Exelon provided the lenders with a support letter confirming its investment in Sithe and Exelon's agreement to maintain a positive net worth of Sithe. Exelon recorded $2 million of interest income on the note in 2001.
Generation has entered into PPAs dated December 18, 2001 and November 22, 1999 with AmerGen. Under the 2001 PPA, Exelon has agreed to purchase from AmerGen all the energy from TMI after December 31, 2001 through December 31, 2014. Under the 1999 PPA, Generation has agreed to purchase from AmerGen all of the residual energy from Clinton, through December 31, 2002. Currently, the residual output approximates 25% of the total output of Clinton. For the years ended December 31, 2001, 2000 and 1999 the amount of purchased power recorded in Fuel and Purchased Power in the Consolidated Statements of Income is $57 million, $52 million and $0 million respectively. As of December 31, 2001 and 2000 Generation had a payable of $3 million resulting from this PPA .
In addition, under a service agreement dated March 1, 1999, Generation provides AmerGen with certain operation and support services to the nuclear facilities owned by AmerGen. This service agreement has an indefinite term and may be terminated by Generation or by AmerGen on 90 days' notice. Generation is compensated for these services in an amount agreed to in the work order but not less than the higher of Exelon's fully allocated costs for performing the services or the market price. For the years ended December 31, 2001, 2000 and 1999 the amount charged to AmerGen for these services was $80 million, $32 million and $1 million respectively. As of December 31, 2001 and 2000, Generation had a receivable of $47 million and $20 million respectively, resulting from these services.

24. Change in Accounting Estimate

Effective April 1, 2001, Exelon changed its accounting estimates related to the depreciation and decommissioning of certain generating stations. The estimated service lives were extended by 20 years for three nuclear stations, by periods of up to 20 years for certain fossil stations and by 50 years for a pumped storage station. Effective July 1, 2001, the estimated service lives were extended by 20 years for the remainder of Exelon's operating nuclear stations. These changes were based on engineering and economic feasibility studies performed by Exelon considering, among other things, future capital and maintenance expenditures at these plants. As a result of the change, net income for 2001 increased $90 million ($54 million, net of income taxes). At the end of the year, annualized savings resulting from the change would be $132 million ($79 million, net of income taxes).

25. Quarterly Data (Unaudited)

The data shown below include all adjustments which Exelon considers necessary for a fair presentation of such amounts:



                                                                     Income (Loss) Before
                                                                      Extraordinary Items
                                                                           and Cumulative
                                                                    Effect of a Change in
                        Operating Revenues      Operating Income     Accounting Principle    Net Income (Loss)
                        --------------------------------------------------------------------------------------
                             2001      2000     2001    2000 (a)           2001      2000      2001      2000
--------------------------------------------------------------------------------------------------------------
Quarter ended:
March 31                   $3,823    $1,353     $889    $352              $387      $167      $399      $191
June 30                     3,651     1,385      792     309               315       119       315       116
September 30
    As initially reported   4,285     1,629      912     446               403       233       403       232
    As amended (b)          4,285     1,629      912     446               376       233       376       232
December 31(c)              3,381     3,132      769     420               338        47       338        47

                                                            Earnings per Share Before
                                                                  Extraordinary Items
                                        Average Shares          and Cumulative Effect
                                           Outstanding                 of a Change in    Earnings per Share
                                         (in millions)           Accounting Principle            Net Income
                        ------------------------------------------------------------------------------------
                                       2001       2000           2001            2000       2001       2000
------------------------------------------------------------------------------------------------------------
Quarter ended:
March 31                                320        181          $1.21           $0.92      $1.25      $1.05
June 30                                 321        174           0.98            0.69       0.98       0.67
September 30
    As initially reported               321        170           1.26            1.37       1.26       1.37
    As amended (b)                      321        170           1.17            1.37       1.17       1.37
December 31 (c)                         320        283           1.06            0.17       1.06       0.17

(a) Reflects a $276 million charge ($177 million, net of income taxes) for merger-related costs consisting of $152 million of direct incremental costs and $124 million for employee costs. Incremental merger expenses of $11 million, $9 million, $13 million and $13 million for each of the four quarters in 2000, respectively, were reflected in Operating and Maintenance Expense.
(b) Reflects the effects of the quarter ended September 30, 2001 restatement. In January 2002, Exelon discovered that its September 30, 2001 financial statements required a restatement for additional net realized and unrealized losses on investments of Generation's nuclear decommissioning trust funds that were incurred prior to September 30, 2001 but not recorded.
(c)  Reflects the effects of the Unicom merger (October 20, 2000).


26.  Subsequent Events

On February 1, 2002, ComEd called $200 million of its First Mortgage Bonds at the redemption price of 103.84% of the principal amount, plus accrued interest to the March 21, 2002 redemption date. The bonds, which carried an interest rate of 8.625% and had a maturity date of February 1, 2022, are expected to be refinanced with long-term debt.
On March 1, 2002, Enterprises announced an agreement to sell its 49% interest in AT&T Wireless PCS of Philadelphia, LLC for $285 million in cash. The transaction is expected to close in the first half of 2002. Enterprises expects to record a pre-tax gain of approximately $200 million on the sale ($120 million after income taxes) resulting in an increase in diluted earnings per share in 2002 of $0.37. Proceeds from the transaction will be used for Exelon's general corporate purposes.